Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 25, 2014

among

GAMESTOP CORP.,

as Lead Borrower for:

GAMESTOP CORP.

GAMESTOP, INC.

SUNRISE PUBLICATIONS, INC.

ELBO INC.

EB INTERNATIONAL HOLDINGS, INC.

KONGREGATE INC.

GAMESTOP TEXAS LTD.

MARKETING CONTROL SERVICES, INC.

SOCOM LLC

SPAWN LABS, INC.

SIMPLY MAC, INC.

SPRING COMMUNICATIONS HOLDING, INC.

GS MOBILE, INC.

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.

as Issuing Bank,

BANK OF AMERICA, N.A.

as Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

U.S. BANK NATIONAL ASSOCIATION

and

REGIONS BANK,

as Co-Documentation Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Terms Generally	35
1.3	Accounting Terms	35
1.4	Rounding	36
1.5	Times of Day	36
1.6	Letter of Credit Amounts	36
2. AMOUNT AND TERMS OF CREDIT		36
2.1	Commitment of the Lenders	36
2.2	Reserves; Changes to Reserves	37
2.3	Making of Loans	38
2.4	Overadvances	39
2.5	Swingline Loans	40
2.6	Letters of Credit	40
2.7	Settlements Amongst Lenders	45
2.8	Notes; Repayment of Loans	46
2.9	Interest on Loans	46
2.10	Default Interest	47
2.11	Certain Fees	47
2.12	Unused Commitment Fee	47
2.13	Letter of Credit Fees	47
2.14	Nature of Fees	48
2.15	Termination or Reduction of Commitments	48
2.16	Alternate Rate of Interest	48
2.17	Conversion and Continuation of Loans	49
2.18	Mandatory Prepayment; Cash Collateral; Commitment Termination	50
2.19	Optional Prepayment of Loans; Reimbursement of Lenders	51
2.20	Maintenance of Loan Account; Statements of Account	52
2.21	Cash Receipts	53
2.22	Application of Payments	55
2.23	Increased Costs	56
2.24	Change in Legality	57
2.25	Payments; Sharing of Setoff	57
2.26	Taxes	59
2.27	Security Interests in Collateral	61
2.28	Mitigation Obligations; Replacement of Lenders	61
2.29	Increase in Commitments	62
3. REPRESENTATIONS AND WARRANTIES		63
3.1	Organization; Powers	63
3.2	Authorization; Enforceability	63
3.3	Governmental Approvals; No Conflicts	64
3.4	Financial Condition	64
3.5	Properties	64
3.6	Litigation and Environmental Matters	65
3.7	Compliance with Laws and Agreements	65
3.8	Investment and Holding Company Status	65
3.9	Taxes	65

(ii)

3.10	ERISA	65
3.11	Interdependence of Borrower Affiliated Group	66
3.12	Disclosure	66
3.13	Subsidiaries	67
3.14	Insurance	67
3.15	Labor Matters	67
3.16	Certain Transactions	67
3.17	Restrictions on the Borrower Affiliated Group	67
3.18	Security Documents	68
3.19	Federal Reserve Regulations	68
3.20	Solvency	68
3.21	Intellectual Property, Licenses and Permits	68
4. CONDITIONS		68
4.1	Effective Date	68
4.2	Conditions Precedent to Each Loan and Each Letter of Credit	71
5. AFFIRMATIVE COVENANTS		71
5.1	Financial Statements and Other Information	72
5.2	Notices of Material Events	74
5.3	Information Regarding Collateral	75
5.4	Existence; Conduct of Business	75
5.5	Payment of Obligations	75
5.6	Maintenance of Properties	75
5.7	Insurance	75
5.8	Casualty and Condemnation	77
5.9	Books and Records; Inspection and Audit Rights	77
5.10	Fiscal Year	78
5.11	Physical Inventories	78
5.12	Compliance with Laws	78
5.13	Use of Proceeds and Letters of Credit	79
5.14	Additional Subsidiaries	79
5.15	Further Assurances	79
6. NEGATIVE COVENANTS		80
6.1	Indebtedness and Other Obligations	80
6.2	Liens	81
6.3	Fundamental Changes	82
6.4	Investments, Loans, Advances, Guarantees and Acquisitions	83
6.5	Asset Sales	84
6.6	Restrictive Agreements	85
6.7	Restricted Payments; Certain Payments of Indebtedness	85
6.8	Transactions with Affiliates	86
6.9	Additional Subsidiaries	86
6.10	Amendment of Material Documents	86
6.11	Fixed Charge Coverage Ratio	86
6.12	Environmental Laws	87
6.13	Fiscal Year	87
7. EVENTS OF DEFAULT		87
7.1	Events of Default	87
7.2	Remedies on Default	90

(iii)

7.3	Application of Proceeds	90
8. THE AGENT		91
8.1	Administration by the Agent	91
8.2	The Collateral	91
8.3	Agreement of Required Lenders or Supermajority Lenders	92
8.4	Liability of Agent	92
8.5	Notice of Default	93
8.6	Lenders’ Credit Decisions	93
8.7	Reimbursement and Indemnification	94
8.8	Rights of Agent	94
8.9	Notice of Transfer	94
8.10	Successor Agent	94
8.11	Reports and Financial Statements	95
8.12	Defaulting Lender	96
8.13	Syndication Agent and Documentation Agent	99
8.14	Agent for Perfection	99
8.15	Relation Among the Lenders	99
8.16	Collateral and Guaranty Matters	99
9. MISCELLANEOUS		100
9.1	Notices	100
9.2	Waivers; Amendments	100
9.3	Expenses; Indemnity; Damage Waiver	103
9.4	Designation of Lead Borrower as Borrowers’ Agent	104
9.5	Successors and Assigns	105
9.6	Survival	108
9.7	Counterparts; Integration; Effectiveness	108
9.8	Severability	108
9.9	Right of Setoff	109
9.10	Governing Law; Jurisdiction; Consent to Service of Process	109
9.11	WAIVER OF JURY TRIAL	109
9.12	Headings	110
9.13	Interest Rate Limitation	110
9.14	Additional Waivers	110
9.15	Patriot Act	112
9.16	Foreign Asset Control Regulations	112
9.17	Confidentiality	112
9.18	No Advisory or Fiduciary Responsibility	113
9.19	Existing Credit Agreement Amended and Restated	114
9.20	Keepwell	114

(iv)

EXHIBITS

A	Assignment and Acceptance
B-1	Revolving Note
B-2	Swingline Note
C	Opinion of Counsel to Borrowers
D	Borrowing Base Certificate
E	Compliance Certificate

(v)

SCHEDULES

1.1	Lenders and Commitments
2.21(b)	Credit Card Arrangements
2.21(c)	Blocked Account Agreements
3.5(b)(i)	Title to Properties; Real Estate Owned
3.5(b)(ii)	Leased Properties
3.6	Disclosed Matters
3.10	ERISA Plans
3.13	Subsidiaries
3.14	Insurance
3.16	Borrower Affiliated Group Transactions
3.21	Intellectual Property
5.1(h)	Financial Reporting Requirements
6.1	Indebtedness
6.2	Liens
6.4	Investments

(vi)

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of March 25, 2014 among GAMESTOP CORP., a corporation organized under the laws of the State of Delaware having a place of business at 625 Westport Parkway, Grapevine, Texas 76051, as Lead Borrower; the Subsidiary Borrowers party hereto; the Lenders party hereto; BANK OF AMERICA, N.A., a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent and collateral agent for the Credit Parties (in such capacities, the “Agent”); JPMORGAN CHASE BANK, N.A., as Syndication Agent; and WELLS FARGO BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION and REGIONS BANK, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Lead Borrower and certain of the other Borrowers, among others, have entered into that certain Amended and Restated Credit Agreement, dated as of January 4, 2011 (as amended and in effect on and prior to the date hereof, the “Existing Credit Agreement”) by, among others, the Lead Borrower and such other Borrowers, the “Lenders” as defined therein, Bank of America, N.A. as “Administrative Agent” and “Collateral Agent”, Wells Fargo Capital Finance, LLC, as “Syndication Agent”, and U.S. Bank National Association and Regions Bank, as “Co-Documentation Agents”; and

WHEREAS, in accordance with Section 9.2 of the Existing Credit Agreement, the Borrowers, the Lenders and the Agent desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):

1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACH” shall mean automated clearing house transfers.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability at least equal to the greater of (x) $40,000,000 and (y) twelve and one-half percent (12.5%) of the Loan Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability is at least twelve and one-half percent (12.5%) of the Loan Cap for forty-five (45) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Accommodation Payment” has the meaning provided in Section 9.14.

“Accounts” shall mean “accounts” as defined in the UCC, and also all accounts, accounts receivable, and rights to payment (whether or not earned by performance) for: (i) property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; (ii) services rendered or to be rendered; (iii) a policy of insurance issued or to be issued; (iv) a secondary obligation incurred or to be incurred; or (v) arising out of the use of a credit or charge card or information contained on or used with that card.

“Additional Commitment Lenders” shall have the meaning given to such term in Section 2.29(c).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each fiscal quarter of the Borrowers, commencing June 1, 2014.

“Affiliate” means, with respect to a specified Person, (i) any director or officer of that Person, (ii) any other Person Controlling, Controlled by or under direct or indirect common Control with that Person (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust), (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any other Person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that Person.

“Agent” means Bank of America, in its capacity as administrative agent and collateral agent for the Credit Parties hereunder.

“Agreement” means this Second Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Allocable Amount” has the meaning provided in Section 9.14.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which are applicable to such Person, or any property of such Person.

“Applicable Margin” means:

(a) From and after the Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b) From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability as of the fiscal quarter of the Borrowers ended immediately preceding such Adjustment Date; provided however that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level I (even if the Average Daily Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	Prime Rate Loans	LIBO Loans
I	Less than 33% of the Loan Cap	0.75%	1.75%
II	Equal to or greater than 33% of the Loan Cap but less than 66% of the Loan Cap	0.50%	1.50%
III	Equal to or greater than 66% of the Loan Cap	0.25%	1.25%

“Appraised Value” means the net appraised liquidation value of the Borrowers’ Inventory as set forth in the Borrowers’ inventory stock ledger (expressed as a percentage of the Cost of such Inventory) as determined from time to time by the Agent with the assistance of an independent appraiser satisfactory to the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.5), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in the Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Availability Reserve shall not be required)) as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Borrower or Facility Guarantor, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) rent; (ii) Customer Credit Liabilities; (iii) customs, duties, and other costs to release Inventory which is being imported into the United States; (iv) outstanding taxes and other governmental charges, including, ad valorem, real estate, personal property, and other taxes which might have priority over the interests of the Agent in the Collateral; (v) salaries, wages and benefits due to employees of any Borrower; (vi) customer deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (viii) reserves with respect to any cash management, Hedging Agreement or other banking or financial services provided by any Lender, the Agent, the Arranger or any of their respective Affiliates, and (ix) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral. Availability Reserves shall be established and calculated in a manner and methodology consistent with the Agent’s practices as of the Effective Date with other similarly situated borrowers.

“Average Daily Excess Availability” shall mean the average daily Excess Availability for the immediately preceding fiscal quarter of the Borrowers.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Bank.

“Bank of America” shall mean Bank of America, N.A., a national banking association.

“Bank of America Concentration Account” has the meaning provided therefor in Section 2.21(d).

“Bank Products” means any services of facilities provided to any Borrower by the Agent, any Lender or any of their respective Affiliates, including, without limitation, on account of (a) Hedging Agreements, (b) purchase cards, (c) supply chain financing and (d) leasing, but excluding Cash Management Services.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Blocked Account Agreements” shall mean agency agreements with respect to an account established by a Borrower, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Borrower.

“Blocked Account Banks” shall mean each bank with whom deposit accounts are maintained in which any funds of any of the Borrowers from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Accounts” shall mean each deposit account of the Borrowers which is the subject of a Blocked Account Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means, individually and collectively, GameStop Corp., the Subsidiary Borrowers, and any other Person who becomes a Borrower hereunder.

“Borrower Affiliated Group” shall mean, collectively, (i) the Borrowers and (ii) each of the Subsidiaries of the Borrowers in existence from time to time, including, without limitation, GameStop Europe Holdings S.a.r.l. and its Subsidiaries.

“Borrowing” shall mean the incurrence of Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate, multiplied by the Appraised Value of Eligible Inventory; plus

(b) ninety (90%) percent multiplied by the then Eligible Credit Card Receivables; minus

(c) the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.1(f).

“Borrowing Request” means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.3.

“Breakage Costs” shall have the meaning set forth in Section 2.19(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to remain closed, provided that, when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” of any Person means, for any period, to the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible), including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of any Capitalized Lease Obligation, the capitalized amount thereof (determined in accordance with GAAP) and (iii) without duplication, expenditures in or from any construction-in-progress account of any member of the Borrower Affiliated Group, provided, however, that expenditures for a Permitted Acquisition or Permitted Foreign Acquisition shall not constitute Capital Expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall mean an interest-bearing account established by the Borrowers with the Agent at Bank of America under the sole and exclusive dominion and control of the Agent designated as the “GameStop Corp. Cash Collateral Account”.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability at least equal to the greater of (x) $40,000,000 or (y) twelve and one-half (12.5%) percent of the Loan Cap. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability exceeds the greater of (x) $40,000,000 or (y) twelve and one-half (12.5%) percent of the Loan Cap for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if Excess Availability exceeds the required amounts for forty-five (45) consecutive days or such Event of Default has been waived) (i) for any twelve month period if a

Cash Dominion Event has previously occurred and been discontinued one time during such twelve month period and (ii) at all times if a Cash Dominion Event has previously occurred and been discontinued four times since the Effective Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Borrower by the Agent or any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“Cash Receipts” has the meaning provided therefor in Section 2.21(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) any person (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of forty percent (40%) or more of the total voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, sale, or distribution, or otherwise, or (c) except as otherwise permitted pursuant to this Agreement, the failure of the Lead Borrower to own, directly or indirectly, 100% (or such other percentage as may be owned directly or indirectly but in no event less than that percentage so owned as of the date of acquisition or creation thereof) of the capital stock or ownership interest, as applicable, of all members of the Borrower Affiliated Group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant) or (c) compliance by any Lender or the Issuing Banks (or, for purposes of Section 2.23, by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant); provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided therefor in Section 9.13.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Borrower, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased pursuant to Section 2.29 hereof or reduced from time to time pursuant to Section 2.15 hereof.

“Commitment Increase” shall have the meaning provided in Section 2.29(a).

“Commitment Fee” has the meaning provided therefor in Section 2.12.

“Commitment Percentage” shall mean, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased pursuant to Section 2.29 hereof or reduced from time to time pursuant to Section 2.15 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” of the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers) means, for any twelve month period, the result for such period of (i) Consolidated Net Income, plus (ii) depreciation, amortization and all other non-cash charges that were deducted in the calculation of Consolidated Net Income for such period plus (iii) provisions for income taxes that were deducted in the calculation of Consolidated Net Income for such period, plus (iv) Consolidated Interest Expense, plus (v) extraordinary non-cash losses to the extent such losses have not been and will not become cash losses in a later fiscal period. Each calculation of Consolidated EBITDA under this Agreement shall be made for the twelve month period ending on the date of such calculation.

“Consolidated Interest Expense” means, for any period for the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers), total interest and all amortization of debt discount and expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers) on a Consolidated basis with respect to all outstanding Indebtedness of the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers), including, without limitation, all commitment fees, fees and charges owed with respect to letters of credit, balance deficiency fees and similar expenses, and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding any non-cash or deferred interest financing costs.

“Consolidated Net Income” means, for any period with respect to the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers), the net income (or loss) of the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers) on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Lead Borrower or any of its Domestic Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any of its Domestic Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or any of its Domestic Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Domestic Subsidiaries, and (iii) the income (or loss) of any Subsidiaries other than Domestic Subsidiaries Controlled by the Borrower.

“Consolidated Net Worth” means, with respect to the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers), the difference between its Consolidated total assets and its Consolidated total liabilities, all as determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost value of Inventory as reported on the Borrowers’ inventory stock ledger using the average cost method of accounting based on practices which are in effect on the date of this Agreement. “Cost” does not include inventory capitalization costs or other non-purchase price charges (other than in-bound freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means either (a) that an Event of Default has occurred and is continuing, or (b) Excess Availability is less than the greater of (x) $30,000,000 or (y) 10% of the Loan Cap. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Covenant Compliance Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded twelve and one-half (12.5%) percent of the Loan Cap for ninety (90) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Covenant Compliance Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for ninety (90) consecutive days) at all times after a Covenant Compliance Event has occurred and been discontinued on five (5) occasion(s) after the Effective Date. The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” shall mean any person (other than a member of the Borrower Group) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, Comenity Capital Bank and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided therefor in Section 2.21(a).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a customer of a Borrower on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case in the ordinary course of its business.

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Credit Party” means (a) the Lenders, (b) the Agent and its Affiliates, (c) the Issuing Bank, (d) the Arranger, (e) each beneficiary of each indemnification obligation undertaken by any Borrower under any Loan Document, and (f) the successors and permitted assigns of each of the foregoing.

“Customer Credit Liabilities” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, including, without limitation, “GameStop Loyalty Cards” or other discount cards, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower or Facility Guarantor, a customs broker, freight forwarder or other carrier, and the Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means any checking or other demand deposit account maintained by any Borrower.

“DDA List” has the meaning provided therefor in Section 2.21(a).

“DDA Notification” has the meaning provided therefor in Section 2.21(a).

“Debt Service Charges” means for any period, the sum of (a) Consolidated Interest Expense paid or required to be paid for such period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any obligations under Synthetic Leases but including, without limitation, Capital Lease Obligations) of the Borrower Affiliated Group (excluding any Subsidiaries which are not Domestic Subsidiaries Controlled by the Borrowers) for such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided therefor in Section 2.10.

“Defaulting Lender” means, subject to Section 8.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Lead Borrower, the Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.12(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Borrower organized under the laws of any jurisdiction of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the Securities and Exchange Commission.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived by the Agent).

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Borrower or Facility Guarantor or any member of the Borrower Affiliated Group.

“Eligible Credit Card Receivables” means Credit Card Receivables due to a Borrower on a non-recourse basis from a Credit Card Issuer or Credit Card Processor, in each case acceptable to the Agent in its reasonable discretion, as arise in the ordinary course of business, which have been earned by performance and are deemed by the Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless the Agent otherwise agrees, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Credit Card Receivables with respect to which a Borrower does not have good and valid title, free and clear of any Lien (other than Liens granted to the Agent for its own benefit and the ratable benefit of the other Credit Parties);

(c) Credit Card Receivables that are not subject to a first priority security interest in favor of the Agent for its own benefit and the ratable benefit of the other Credit Parties (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables which are acquired in a Permitted Acquisition unless and until the Agent has completed a commercial finance examination of such Credit Card Receivables, establishes an advance rate (which is no higher than the advance rates for existing Eligible Credit Card Receivables unless the Supermajority Lenders otherwise consent) and reserves (if applicable) therefor, and otherwise agrees that such Credit Card Receivables shall be deemed Eligible Credit Card Receivables; or

(f) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a foreign location for receipt by a Borrower within sixty (60) days of the date of determination, but which has not yet delivered to such Borrower, (b) for which payment has been made by a Borrower and title has passed to such Borrower, (c) for which the document of title is reasonably acceptable to the Agent and reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker Agreement, reasonably satisfactory to the Agent), and (e) which otherwise would constitute Eligible Inventory; provided that the Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” shall mean, as of the date of determination thereof, (a) Eligible In-Transit Inventory, (b) Eligible L/C Inventory, and (c) items of Inventory of the Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Agent, none of the following shall be deemed to be Eligible Inventory:

(a) Inventory that is not owned solely by a Borrower, or is leased by or is on consignment to a Borrower, or which is consigned by a Borrower, or such Borrower does not have good and valid title thereto;

(b) Inventory (including any portion thereof in transit from vendors, other than Eligible In-Transit Inventory and Eligible L/C Inventory) that is not located at a warehouse facility or store that is owned or leased by Borrower;

(c) Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, or (ii) goods returned to the vendor;

(d) Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible In-Transit Inventory and Eligible L/C Inventory;

(e) Inventory that is not subject to a perfected first-priority security interest in favor of the Agent for the benefit of the Credit Parties;

(f) Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g) Inventory as to which insurance in compliance with the provisions of Section 5.7 hereof is not in effect;

(h) Inventory which has been sold but not yet delivered; or

(i) Inventory which is acquired in a Permitted Acquisition or which is owned by a Subsidiary created after the Effective Date (except to the extent that such Inventory has been acquired by such Subsidiary from another Borrower and otherwise constitutes Eligible Inventory) unless and until the Agent has completed an appraisal of such Inventory and a commercial finance examination, establishes an advance rate (which is no higher than the advance rate for existing Eligible Inventory unless the Supermajority Lenders otherwise consent) and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory.

“Eligible L/C Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to the Borrowers, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within sixty (60) days of such date of determination, (c) which has been consigned to a Borrower as consignee (along with delivery to a Borrower of the documents of title with respect thereto), (d) as to which the Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker

Agreement, reasonably satisfactory to the Agent), and (e) which otherwise would constitute Eligible Inventory; provided that the Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible L/C Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the value of such Inventory or the ability of the Agent to realize upon such Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.1. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Agent in writing or cured to the reasonable satisfaction of the Agent.

“Excess Availability” means, as of any date of determination, the excess, if any, of (a) the Loan Cap, over (b) the outstanding Credit Extensions.

“Excluded Swap Obligation” means, with respect to any Borrower or Facility Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Borrower or Facility Guarantor under the Facility Guaranty of, or the grant under a Loan Document by such Borrower or Facility Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.20 hereof and any and all guarantees of such Borrower’s or Facility Guarantor’s Swap Obligations by other Borrower or Facility Guarantor) at the time the guaranty of such Borrower or Facility Guarantor, or grant by such Borrower or Facility Guarantor of a security interest, becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.26(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.24, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.24 and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty executed by the Facility Guarantors in favor of the Credit Parties.

“Facility Guarantors” means each direct or indirect Domestic Subsidiary of the Borrowers.

“FATCA” shall mean Sections 1471 through 1474 of the Code and the United States Treasury Regulations or published guidance with respect thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter entitled “Fee Letter” by, among others, GameStop Corp. and the Agent dated as of January 9, 2014, as such letter may from time to time be amended.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, chief accounting officer, controller, assistant controller, treasurer, or assistant treasurer of such Borrower.

“Fixed Charge Coverage Ratio” means, as of the last day of any month, for the twelve-month period then ended, the ratio of (a) an amount equal to Consolidated EBITDA less Capital Expenditures less Taxes paid in cash, in each case for such period, to (b) Debt Service Charges for such period. Consolidated EBITDA, Capital Expenditures and Taxes shall be calculated without regard to (i) those items attributable to any Person prior to the date it becomes a Domestic Subsidiary of the Lead Borrower or any of its other Domestic Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Domestic Subsidiaries and (ii) any Subsidiaries other than Domestic Subsidiaries Controlled by the Borrowers.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” has the meaning provided therefor in Section 2.13(d).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles which are (a) consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Borrower Affiliated Group adopting the same principles.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold and other fungi, bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Increase Effective Date” shall have the meaning provided in Section 2.29(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) to the extent not otherwise included, all net obligations of such Person under Hedging Agreements, and (k) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.3(b).

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” shall mean the Second Amended and Restated Patent and Trademark Security Agreement dated as of the date hereof and executed and delivered by the Borrowers to the Agent for the ratable benefit of the Credit Parties.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the first day of each month, and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than 90 days, on the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Lead Borrower may elect by notice to the Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Rate” means, for each calendar year, (i) for the period from August 1 through October 31 of such calendar year, 92.5%, and (ii) at all other times during such year, 90%.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Inventory Reserve shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as may affect the appraised value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) obsolescence; (ii) seasonality; (iii) Shrink; (iv) imbalance; (v) change in Inventory character; (vi) change in Inventory composition; (vii) change in Inventory mix; (viii) markdowns (both permanent and point of sale); and (ix) retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events. Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Agent’s practices as of the Effective Date with other similarly situated borrowers.

“Investment” has the meaning provided therefore in Section 6.4.

“Issuing Bank” means (i) Bank of America, and any successor to Bank of America in such capacity, and (ii) any other Lender consented to by the Agent and the Lead Borrower (such consent not to be unreasonably withheld). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. For the avoidance of doubt, no Lender under clause (ii) hereof shall be appointed as an Issuing Bank without the consent of such Lender.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Lead Borrower” means GameStop Corp.

“Lenders” shall mean the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.5(b).

“Letter of Credit” shall mean each Banker’s Acceptance and each letter of credit that is (i) issued pursuant to this Agreement for the account of any Borrower or any Facility Guarantor, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by any Borrower or any Facility Guarantor or for any other purpose that is reasonably acceptable to the Agent, and (iv) in form and substance reasonably satisfactory to the Issuing Bank.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” shall mean a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Section 2.3.

“LIBO Rate” means:

(a) for any Interest Period with respect to a LIBO Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Prime Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Prime Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Letter” means that certain uncommitted discretionary line of credit made by Bank of America, N.A. in favor of GameStop Europe Holdings S.a.r.l. and certain of its subsidiaries in a letter agreement dated May 20, 2013 (as amended, restated, amended and restated or otherwise modified and in effect from time to time), pursuant to which Bank of America, N.A. may, in its discretion, make loans and issue commercial and standby letters of credit or bank guarantees in an amount of up to $20,000,000 in the aggregate.

“Liquidation” means the exercise by the Agent of those rights and remedies afforded to the Agent under the Loan Documents and Applicable Law as a creditor of the Borrowers with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrowers acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.20(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, including (i) any Cash Management Services provided by the Agent, any Lender or any of their respective Affiliates, and (ii) any Bank Product provided by the Agent, any Lender or any of their respective Affiliates, each as amended and in effect from time to time.

“Loans” shall mean all loans (including, without limitation, Revolving Loans and Swingline Loans) at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, condition, financial or otherwise, of the Borrower Affiliated Group, taken as a whole, (b) the ability of the Borrower Affiliated Group, taken as a whole, to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers in an aggregate principal amount exceeding $20,000,000.

“Material Foreign Subsidiary” means each Foreign Subsidiary which is a direct Subsidiary of a Borrower which, as of the last day of any fiscal quarter, satisfied any one or more of the following tests:

(a) such Foreign Subsidiary’s total tangible assets (after intercompany eliminations), as determined in accordance with GAAP, exceeds 10% of consolidated total tangible assets of the Borrower Affiliated Group); or

(b) such Foreign Subsidiary’s Consolidated Net Income for the previous twelve months ending as of the last day of such fiscal quarter exceeds 10% of the Consolidated Net Income for the previous twelve months ending as of the last day of such fiscal quarter of the Borrower Affiliated Group; or

(c) such Foreign Subsidiary’s Consolidated Net Worth exceeds 10% of the Consolidated Net Worth of the Borrower Affiliated Group.

“Maturity Date” means March 25, 2019.

“Maximum Rate” has the meaning provided therefor in Section 9.13.

“Micromania Acquisition” means the acquisition by the Lead Borrower or a Subsidiary thereof of the issued and outstanding equity interests in SFMI Micromania S.A.S. pursuant to that certain purchase agreement by and among the Lead Borrower and SFMI Micromania S.A.S.

“Minority Lenders” has the meaning provided therefor in Section 9.2(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the Mortgages, Security Agreements and Assignments and Deeds of Trust between the Borrower owning the Real Estate encumbered thereby and the Agent for its own benefit and the ratable benefit of the other Credit Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Noncompliance Notice” has the meaning provided therefor in Section 2.5(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” shall mean (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of any Lender requesting such Note, evidencing the Revolving Loans, and (ii) if requested by the Swingline Lender, the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of, and interest (including all interest that accrues after the commencement of any proceeding under any Debtor Relief Laws naming any such Borrower as the debtor in such proceeding, whether or not allowed in such case or proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrowers to the Credit Parties under this Agreement and the other Loan Documents (including all fees, costs, expenses and indemnities that accrues after the commencement of any proceeding under any Debtor Relief Laws naming any such Borrower as the debtor in such proceeding, whether or not allowed in such case or proceeding), (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, and (c) the payment and performance under any transaction with any of the Arranger, Agent or any Lender, or any of their respective Affiliates, which arises out of (i) any Cash Management Services, or (ii) Bank Products; provided that Obligations of a Borrower or Facility Guarantor shall exclude any Excluded Swap Obligations with respect to such Borrower or Facility Guarantor.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the Loan Cap.

“Participant” has the meaning provided therefore in Section 9.5(e).

“Payment Conditions” means, at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making such payment or Permitted Acquisition, and (b) either (i) Agent has determined that after giving effect to such payment or Permitted Acquisition, Excess Availability on a pro-forma basis, and as projected for each day of the twelve (12) months following such payment or the consummation of such Permitted Acquisition, will be equal to or greater than twenty-five (25%) percent of the then Borrowing Base, or (ii) the Agent has determined that after giving effect to such payment or the consummation of such Permitted Acquisition, (x) Excess Availability on a pro-forma basis, and as projected for each day of the twelve (12) months following such payment or Permitted Acquisition, will be equal to or greater than twelve and one-half (12.5%) percent of the then Borrowing Base and (y) the Fixed Charge Coverage Ratio, as calculated on a pro-forma basis for the twelve months prior to such payment or consummation of such Permitted Acquisition, is greater than 1.0:1.0.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Agent.

“Permitted Acquisition” means an Investment in, a purchase of the capital stock in, or the acquisition of all or a substantial portion of the assets or properties of, any Person, the entering into any exchange of securities with any Person, or the entering into any transaction, merger or consolidation of any Person, or any acquisition of any retail store locations of any Person, in each case that is organized under the laws of the United States (each of the foregoing an “Acquisition”) in each case which satisfies each of the following conditions:

(i)	The Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof; and

(ii)	The Person making the Acquisition must be a Borrower or a Subsidiary which will become a Borrower or Facility Guarantor in accordance with Section 5.14 hereof and the Borrowers (including such Person) shall take such steps as are necessary to grant to the Agent, for the benefit of the Credit Parties, a legal, valid and enforceable first priority security interest (except as provided in Section 6.2 hereof) in all of the assets and capital stock acquired in connection with such acquisition;

(iii)	If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger; and

(iv)	the Payment Conditions shall be satisfied.

“Permitted Discretion” means the Agent’s good faith credit judgment based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Agent’s Liens thereon in favor of the Credit Parties or the amount which the Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Agent by or on behalf of the Borrower Affiliated Group is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to materially increase the likelihood of a proceeding under any Debtor Relief Law involving any member of the Borrower Affiliated Group; or (iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may consider such factors or circumstances already included in or tested by the definition of Eligible Credit Card Receivables, Eligible in-Transit Inventory, Eligible Inventory, or Eligible L/C Inventory, as well as any of the following: (A) the financial and business climate and prospects of any member of the Borrower Affiliated Group’s industry and general macroeconomic conditions; (B) changes in demand for and pricing of Inventory; (C) changes in any concentration of risk with respect to Inventory; (D) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (E) audits of books and records by third parties, history of chargebacks or other credit adjustments; and (F) any other factors that change or could reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Inventory. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

“Permitted Encumbrances” means:

(i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.5;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(m);

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers or any other member of the Borrower Affiliated Group;

(vii) Possessory liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(viii) Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business and which are within the general parameters customary in the banking industry; and

(ix) Landlords’ and lessors’ liens in respect of rent that is not overdue by more than thirty (30) days or which is being contested in compliance with Section 5.5;

provided that, except as provided in any one or more of clauses (i) through (ix) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Foreign Acquisition” means any Investment made by a Borrower or Subsidiary of any Borrower in, a purchase of the capital stock or other equity interests of, or the acquisition of all or a substantial portion of the assets or properties of, any Person, the entering into any exchange of securities with any Person, or the entering into any transaction, merger or consolidation of any Person, or any acquisition of any retail store locations of any Person, in each case, that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia (a “Foreign Acquisition”), in each case which satisfies each of the following conditions:

(a) The Foreign Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof;

(b) If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger;

(c) The Payment Conditions shall be satisfied; and

(d) The total consideration paid or payable in connection with the Foreign Acquisition does not exceed (A) $150,000,000, in each case for any one transaction or a series of related transactions, (B) $300,000,000 for all such transactions in any twelve month period, or (C) $500,000,000 in the aggregate for all such acquisitions from and after the Effective Date.

“Permitted Investments” means each of the following:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 or P-1 from S&P or from Moody’s;

(iii) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any domestic office or European Union office of any commercial bank organized under the laws of the United States of America, any state thereof or the European Union that has a combined capital and surplus and undivided profits of not less than $100,000,000; provided that such Investments shall be limited to commercial banks organized under the laws of the United States of America or any state thereof during the continuance of a Cash Dominion Event;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (iii) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(v) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (i) through (iv) of this definition; and

(vi) Investments by a Borrower consistent with such Borrower’s current investment policy, which Investments are approved by the Agent from time to time;

provided that, notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, (i) no such new Investments shall be permitted by a Borrower unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) all such Investments are pledged by the applicable Borrower to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance determined by the Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties, or (b) which is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation, or (c) is made to pay any other amount chargeable to any Borrower hereunder; provided that Permitted Overadvances shall not (i) exceed ten percent of the then Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty consecutive Business Days, unless in case of clause (ii) the Required Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.6(f) regarding the Lenders’ obligations with respect to L/C Disbursements or the provisions of Section 2.5 and 2.7 regarding the Lenders’ obligations with respect to Swingline Loans, or (2) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have different direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to amortization, maturity, financial and other covenants, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Senior Debt” means Indebtedness of the Borrowers with respect to which:

(a) no portion of the principal of such Indebtedness in excess of 1% per annum shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is 90 days after the Maturity Date, other than in the event of (i) an event of default under such Indebtedness (after the expiration of any applicable cure periods), (ii) a change of control of the Lead Borrower, or (iii) as otherwise may be agreed to by the Agent, subject to standstill and the lien subordination provisions as set forth in an intercreditor agreement pursuant to clause (d) below;

(b) such Indebtedness may be secured by a first priority Lien on the trade names of the Borrowers, the capital stock of the Lead Borrower’s Subsidiaries and fixed assets of the Borrowers only and a second priority Lien on any Collateral of the type included in the Borrowing Base and related assets and proceeds thereof (provided that the Agent for the benefit of the Credit Parties is granted a second priority Lien on any assets for which a first priority Lien is granted to secure such Indebtedness);

(c) the documentation pursuant to which such Indebtedness shall be issued (including, if such Indebtedness is secured, the security documents), shall be reasonably satisfactory to the Agent; and

(d) if such Indebtedness is secured, it shall be subject to an intercreditor agreement reasonably acceptable to the Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the Effective Date and executed and delivered by one or more of the Borrowers to the Agent, for the benefit of the Credit Parties, as the same may be amended and in effect from time to time, pursuant to which, without limitation, (i) all of the issued and outstanding capital stock of all Domestic Subsidiaries owned by a Borrower and (ii) sixty-five percent (or such lesser amount owned by such Borrower) of all of the issued and outstanding capital stock of all Foreign Subsidiaries is pledged to the Agent (in each case, other than Subsidiaries that are not directly or indirectly wholly owned by such Borrower).

“Prepayment Event” means:

(a)	Any disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Borrower or Facility Guarantor (excluding, unless a Cash Dominion Event then exists, sales of Inventory in the ordinary course of business);

(b)	Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Borrower or Facility Guarantor;

(c)	The incurrence by a Borrower or Facility Guarantor of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(d)	The receipt by any Borrower or Facility Guarantor of any Extraordinary Receipts;

provided that any receipt of proceeds from any of the foregoing clauses (a) through (d) in an amount not to exceed $20,000,000 in the aggregate prior to the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event.

“Prime Rate” shall mean, for any day, the highest of (a) the annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its “Prime Rate”, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% (0.50%) per annum, or (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.0% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Effective Rate or the LIBO Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Section 2.3.

“Qualified ECP Guarantor” means, at any time, each Borrower and Facility Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Borrower, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning set forth in Section 9.5(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Required Lenders” shall mean, at any time, Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letters of Credit aggregate greater than 50% of all such Loans and Letters of Credit Outstanding; provided that the Commitment of, and the portion of the Credit Extensions held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means the Inventory Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Borrower or any option, warrant or other right to acquire any such shares of capital stock of any Borrower.

“Restricted Payment Conditions” means, at the time of determination, that (a) no Default or Event of Default then exists or would arise as a result of the making such Restricted Payment, and (b) either (i) Agent has determined that after giving effect to such Restricted Payment, Excess Availability on a pro-forma basis, and as projected for each day of the twelve (12) months following such payment or the consummation of such Permitted Acquisition, will be equal to or greater than thirty (30%) percent of the then Borrowing Base, or (ii) the Agent has determined that after giving effect to such Restricted Payment, (x) Excess Availability on a pro-forma basis, and as projected for each day of the twelve (12) months following such Restricted Payment, will be equal to or greater than fifteen (15%) percent of the then Borrowing Base and (y) the Fixed Charge Coverage Ratio, as calculated on a pro-forma basis for the twelve months prior to such Restricted Payment, is greater than 1.1:1.0.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to Section 2.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Effective Date and executed and delivered by the Borrowers to the Agent for the benefit of the Credit Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, the Facility Guaranty, the Mortgages and each other security agreement, guaranty or other instrument or document executed and delivered pursuant to Section 5.15 or any other provision hereof or any other Loan Document, to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.7(b) .

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Loan Party” means any Borrower or Facility Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.20).

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means, for any Interest Period, the rate (expressed as a decimal) applicable to the Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Borrowers” means, individually and collectively, GameStop, Inc., Sunrise Publications, Inc., ELBO Inc., EB International Holdings, Inc., Kongregate Inc., GameStop Texas Ltd., Marketing Control Services, Inc., SOCOM, LLC, Spawn Labs, Inc., Simply Mac, Inc., Spring Communications Holding, Inc., GS Mobile, Inc. and any other Domestic Subsidiary which becomes a Borrower hereunder.

“Supermajority Lenders” shall mean, at any time, Lenders having Commitments greater than 66 2/3% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letters of Credit aggregate greater than 66 2/3% of all such Loans and Letters of Credit Outstanding; provided that the Commitment of, and the portion of the Credit Extensions held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Obligations” means with respect to any Borrower or Facility Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.5 hereof.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which does not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7.1, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.1(j) or 7.1(k).

“Total Commitments” shall mean, at any time, the sum of the Commitments at such time. As of the Effective Date, the Total Commitments are $400,000,000.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning provided in Section 9.14.

“UFTA” has the meaning provided in Section 9.14.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Borrowers.

“Unused Commitment” shall mean, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (ii) the then Letter of Credit Outstandings.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns or, for natural persons, such Person’s successors, heirs, executors, administrators and other legal representatives, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all financial statements and other financial information provided by the Borrowers and each other member of the Borrower Affiliated Group to the Agent or any Lender shall be provided with reference to Dollars, and (g) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower Affiliated Group and the Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date, on a basis consistent with the financial statements referred to in Section 3.4 of this Agreement, provided that, if the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Effective Date, shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.

1.4 Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

2. AMOUNT AND TERMS OF CREDIT

2.1 Commitment of the Lenders.

(a) Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans and Letters of Credit and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Loan Cap, subject to the following limitations:

(i) The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the Loan Cap.

(ii) No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.6. The aggregate Letter of Credit Outstandings shall not at any time exceed $50,000,000.

(iii) Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new extension of credit, however, shall be made to the Borrowers after the Termination Date.

(b) Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

2.2 Reserves; Changes to Reserves.

(a) The Inventory Reserves and Availability Reserves as of the Effective Date are the following:

(i) Return to Vendor (an Inventory Reserve): An amount equal to the Cost of Inventory for which vendors are to furnish credit to the Borrower Affiliated Group as reflected in the Borrower Affiliated Group’s books and records from time to time.

(ii) Shrink (an Inventory Reserve): An amount equal to the one month accrual for Shrink reflected in the Borrower Affiliated Group’s books and records from time to time.

(iii) Defective and Refurbishment Parts (an Inventory Reserve): An amount equal to the amount of defective goods and goods at the refurbishment center for repair reflected in the Borrower Affiliated Group’s books and records from time to time.

(iv) Internal Warranties (an Inventory Reserve): An amount equal to the amount of internal warranties reflected in the cost of the Borrower Affiliated Group’s Inventory from time to time.

(v) Customer Credit Liabilities (an Availability Reserve): An amount equal to 30% of the amount of gift certificates and merchandise credits reflected in the Borrower Affiliated Group’s books and records from time to time.

(vi) Customer Deposits (an Availability Reserve): An amount equal to 30% of the outstanding customer deposits held by the Borrowers as reflected in the Borrowers’ books and records.

(vii) Rent (an Availability Reserve): An amount equal to one month’s rent for each location in the States of Pennsylvania, Virginia, Washington and any other state which provides a lien for landlords which may have priority over the Agent’s Lien (except for those locations for which the Agent has received a Collateral Access Agreement satisfactory in form to the Agent).

(b) The Agent may hereafter, on three (3) Business Days written notice to the Lead Borrower, establish additional Reserves or change any of the foregoing Reserves, in the exercise of the Permitted Discretion of the Agent (provided that no such prior notice shall be required if a Cash Dominion Event exists or for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period); provided, however, that as long as no Event of Default then exists and is continuing, the Agent shall not modify the methodology in which Reserves described in Section 2.2(a) hereof are determined from time to time.

2.3 Making of Loans.

(a) Except as set forth in Sections 2.16 and 2.24, Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or LIBO Loans as the Lead Borrower on behalf of the Borrowers may request subject to and in accordance with this Section 2.3, provided that all Swingline Loans shall be only Prime Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.23. Subject to the other provisions of this Section 2.3 and the provisions of Section 2.24, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than seven (7) Borrowings of LIBO Loans may be outstanding at any time.

(b) The Lead Borrower shall give the Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each LIBO Borrowing and one (1) Business Day’s prior notice of each Borrowing of Prime Rate Loans. Any such notice, to be effective, must be received by the Agent not later than 11:00 a.m. on the third Business Day in the case of LIBO Loans prior to, and on the first Business Day in the case of Prime Rate Loans prior to, the date on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $100,000, but not less than $1,000,000 in the case of LIBO Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Prime Rate Loans. The Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 12:00 noon, in immediately available funds. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 3:00 p.m.

(c) The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge, or other payment to which the Agent or its Affiliates or any Lender is entitled from any Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall notify the Lead Borrower of any such advance or charge no later than one Business Day prior to the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and each Borrower’s obligations under Section 2.4. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.3(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

2.4 Overadvances.

(a) The Agent and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.

(b) The Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute

Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

(c) The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.6(f) regarding the Lenders’ obligations to purchase participations with respect to L/C Disbursements or Section 2.7 regarding any Lender’s reimbursement obligations with respect to Swingline Loans.

2.5 Swingline Loans.

(a) The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to $25,000,000 in the aggregate outstanding at any time consisting only of Prime Rate Loans, upon a notice of Borrowing received by the Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m. on the Business Day on which such Swingline Loan is requested); provided that the Swingline Lender shall not be obligated to make any Swingline Loan in its reasonable discretion if any Lender at such time is a Defaulting Lender, unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swingline Lender’s Fronting Exposure with respect to such Swingline Loan. Swingline Loans shall be subject to periodic settlement with the Lenders under Section 2.7 below.

(b) Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender shall, at the Lead Borrower’s request, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 4.2, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Lead Borrower shall give immediate notice thereof to the Agent and the Swingline Lender (a “Noncompliance Notice”), and the Agent shall promptly provide each Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.2. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of the Credit Extensions would exceed the Loan Cap.

2.6 Letters of Credit.

(a) Upon the terms and subject to the conditions herein set forth, the Lead Borrower on behalf of the Borrowers, may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $50,000,000, or (ii) the aggregate Credit Extensions would exceed the Loan Cap; and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Agent or the Required Lenders that the conditions to such issuance have not been met; and provided further that the Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, or (C) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Letter of Credit. Any Issuing Bank (other than Bank of America) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank, provided that (A) until the Agent advises any such Issuing Bank that the provisions of Section 4.2 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the Issuing Bank, such Issuing Bank shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such Issuing Bank may agree.

(b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date) unless the Issuing Bank which issued such Letter of Credit notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c) Drafts drawn under any Letter of Credit shall be reimbursed by the Borrowers in dollars on the same Business Day of any such payment thereof by the Issuing Bank by paying to the Agent an amount equal to such drawing (together with interest as provided in Section 2.6(e)) not later than 12:00 noon on (i) the date that the Lead Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m., on such date, or (ii) the Business Day immediately following the day that the Lead Borrower receives such notice, if such notice is received after 10:00 a.m. on the day of drawing, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan, or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by the Issuing Bank. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder (which payment shall not be made until two (2) Business Days after such notice from the Issuing Bank to the Borrower), provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

(d) If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefor, at the rate per annum then applicable to Prime Rate Loans, provided that if the Borrowers fail to reimburse the Issuing Bank when due pursuant to paragraph (c) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(e) Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.15, 2.29 and/or 9.5, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit issued by the Issuing Bank, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

(f) In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.6(c), the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Agent, and the Agent so notifies the Lenders prior to 11:00 a.m., on any Business Day, each such Lender shall make available to the Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Issuing Bank at the Federal Funds Effective Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.3 or 2.6, or the occurrence of the Termination Date. The failure of any Lender to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(g) Whenever any Borrower desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall give to the Issuing Bank and the Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the applicable Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(h) The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit issued by the Issuing Bank against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent at the request of the Lead Borrower and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.

2.7 Settlements Amongst Lenders.

(a) The Swingline Lender may, at any time, and shall, not less frequently than weekly, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.5, which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied. Upon such request, each Lender shall make available to the Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent at the Federal Funds Effective Rate.

(b) The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Agent as of 3:00 p.m. on the first Business Day following the end of the period specified by the Agent (such date, the “Settlement Date”).

(c) The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement: each Lender shall transfer to the Agent (as provided below), or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business

Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent at the Federal Funds Effective Rate.

2.8 Notes; Repayment of Loans.

(a) Upon the request of a Lender or the Swingline Lender, as applicable, the Loans made by each Lender (and to the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrowers, dated the Effective Date, in substantially the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Commitment (or, in the case of the Note evidencing the Swingline Loans, $25,000,000).

(b) Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c) Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and an indemnity in form and substance reasonably satisfactory to the Lead Borrower, and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.9 Interest on Loans.

(a) Subject to Section 2.10, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

(b) Subject to Section 2.10, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBO Loans) upon any repayment or prepayment thereof (on the amount prepaid).

2.10 Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law), and all fees payable under Sections 2.12 and 2.13 shall accrue, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) equal to the rate (including the Applicable Margin) in effect from time to time plus 2.00% per annum (the “Default Rate”), and such interest shall be payable on demand.

2.11 Certain Fees. The Borrowers shall pay to the Arranger, for the account of the Arranger, and to the Agent, for the account of the Agent and the Lenders, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

2.12 Unused Commitment Fee. The Borrowers shall pay to the Agent for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) multiplied by the actual daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date. Upon the occurrence of an Event of Default, at the option of the Agent or at the direction of the Required Lenders, the Commitment Fee shall be determined at the rate set forth in Section 2.10. The Commitment Fee so accrued in any calendar quarter shall be payable on the first day of the next calendar quarter, in arrears, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date. The Agent shall pay the Commitment Fee to the Lenders based upon their Commitment Percentage.

2.13 Letter of Credit Fees. The Borrowers shall pay the Agent, for the account of the Lenders, on the first day of the next calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the face amount of the following categories of Letters of Credit outstanding during the subject quarter:

(a) Each Standby Letter of Credit: At the then Applicable Margin per annum for LIBO Loans.

(b) Each Commercial Letter of Credit and Banker’s Acceptance: Fifty percent (50%) of the Applicable Margin per annum for LIBO Loans.

(c) After the occurrence and during the continuance of an Event of Default, at the option of the Agent or upon the direction of the Required Lenders, the Letter of Credit Fee set forth in clauses (a) and (b) above, shall be increased by an amount equal to two percent (2%) per annum.

(d) The Borrowers shall pay to the Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee (each a “Fronting Fee”) in an amount equal to 0.125% of the face amount of each Letter of Credit payable on the issuance of such Letter of Credit.

(e) The Borrowers shall pay to the Issuing Bank, in addition to the Letter of Credit Fees and Fronting Fees otherwise provided for hereunder, fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(f) All Letter of Credit Fees shall be calculated on the basis of actual days elapsed in a year of 365 or 366 days, as applicable.

2.14 Nature of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Agent, for the respective accounts of the Agent, the Issuing Banks, and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

2.15 Termination or Reduction of Commitments.

(a) Upon at least three (3) Business Days’ prior written notice to the Agent, the Lead Borrower may at any time or from time to time in part permanently reduce the Commitments. Each such reduction shall be in the principal amount of $2,500,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Borrowers shall pay to the Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Commitments so reduced through the date thereof, (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.

(b) Upon at least three (3) Business Days’ prior written notice to the Agent, the Lead Borrower may at any time terminate the Commitments. At the effective time of each such termination specified in such notice, the Borrowers shall repay to the Agent for application as provided herein all Obligations.

2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter (but in any event, within two (2) Business Days) and, until the Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

2.17 Conversion and Continuation of Loans. The Lead Borrower on behalf of the Borrowers shall have the right at any time,

(a) on three (3) Business Days’ prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m. on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Prime Rate Loans (but in no event Swingline Loans) to Borrowings of LIBO Loans, or (y) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period,

(b) on one Business Day’s irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m. on the date of any conversion), to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans,

subject to the following:

(i) no Borrowing of Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

(ii) if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii) the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $100,000 and at least $1,000,000;

(iv) each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

(v) the Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continued Borrowing, as the case may be;

(vi) a Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto;

(vii) each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(viii) no more than seven (7) Borrowings of LIBO Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of Prime Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans at the expiration of the then current Interest Period. The Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

2.18 Mandatory Prepayment; Cash Collateral; Commitment Termination. The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a) If at any time the amount of the Credit Extensions exceeds the Loan Cap, the Borrowers will immediately upon notice from the Agent (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 105% of the Letters of Credit Outstanding.

(b) To the extent required pursuant to Section 2.21, the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.21.

(c) The Borrowers shall prepay the Revolving Loans, and the Agent may, in its reasonable discretion, require the Borrowers to cash collateralize the Letter of Credit Outstandings, in an amount equal to the net proceeds received by a Borrower or Facility Guarantor on account of a Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing.

(d) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.18 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor and such LIBO Loans shall continue to bear interest at the rate set forth in Section 2.9 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agent’s rights upon the subsequent occurrence of an Event of

Default). No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 (unless all such outstanding LIBO Loans are being prepaid in full). Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(e) All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(f) Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations.

2.19 Optional Prepayment of Loans; Reimbursement of Lenders.

(a) The Borrowers shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two Business Days’ prior written, telex or facsimile notice to the Agent prior to 11:00 a.m., and (y) with respect to Prime Rate Loans, upon at least one Business Day prior written, telex or facsimile notice to the Agent prior to 11:00 p.m., subject to the following limitations:

(i) All prepayments under this Section 2.19 shall be paid to the Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings.

(ii) Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 (unless all such outstanding LIBO Loans are being prepaid in full).

(iii) Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b) The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBO Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBO Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c) In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.19(a), the Borrowers on demand by any Lender shall pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d) Whenever any partial prepayment of Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates.

2.20	Maintenance of Loan Account; Statements of Account.

(a) The Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b) The Loan Account will be credited with all amounts received by the Agent from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Bank of America Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in Sections 2.22(a) and (b) After the end of each month, the Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.

2.21 Cash Receipts.

(a) At the request of the Agent, at any time after the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall deliver to the Agent (i) a list of all present DDAs maintained by the Borrowers, which list includes, with respect to each depository (A) the name and address of that depository; (B) the account number(s) maintained with such depository; and (C) to the extent known, a contact person at such depository (the “DDA List”), (ii) notifications executed on behalf of the Borrowers to each depository institution identified on the DDA List in form and substance reasonably satisfactory to the Agent, of the Agent’s interest in such DDA (each, a “DDA Notification”), and (iii) notifications (the “Credit Card Notifications”) executed on behalf of the Borrowers with each of the Borrowers’ major credit card processors in form and substance reasonably satisfactory to the Agent.

(b) Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Borrower is a party with respect to the payment to any Borrower of the proceeds of all credit card charges for sales by such Borrower.

(c) On or prior to the Effective Date the Borrowers shall have entered into a Blocked Account Agreement with the Blocked Account Banks as set forth on Schedule 2.21(c) hereto in form and substance reasonably satisfactory to the Agent.

(d) The DDA Notifications and Credit Card Notifications shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all available cash receipts and other proceeds from the sale or disposition of any Collateral, including, without limitation, the proceeds of all credit card charges (all such cash receipts and proceeds, “Cash Receipts”), to (x) a concentration account maintained by the Borrowers at Bank of America, which shall be a Blocked Account (the “Bank of America Concentration Account”), or (z) another Blocked Account, as the Agent may direct.

(e) The Blocked Account Agreements (other than the Blocked Account Agreement with respect to the Bank of America Concentration Account) shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all Cash Receipts to the Bank of America Concentration Account or to such other account as the Agent may direct.

(f) If at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by the Borrowers are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement as required herein, the Agent shall require the Borrowers to have all funds held in such account transferred to the Bank of America Concentration Account or such other Blocked Account daily or otherwise as the Agent may direct.

(g) The Borrowers may close DDAs or Blocked Accounts (other than the Bank of America Concentration Account) and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Agent of appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of this Section 2.21. Unless consented to in writing by the Agent, the Borrowers may not enter into any agreements with additional credit card processors unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Agent.

(h) The Bank of America Concentration Account is and shall remain, a Blocked Account. Each Borrower acknowledges and agrees that, subject to the provisions of subparagraph (i) below, (i) such Borrower has no right of withdrawal from the Bank of America Concentration Account, (ii) the funds on deposit in the Bank of America Concentration Account shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the Bank of America Concentration Account shall be applied as provided in Section 2.22(a).

(i) So long as no Cash Dominion Event has occurred and is continuing, the Borrowers may direct, and shall have sole control over, the manner of disposition of its funds in the DDA Accounts and the Blocked Accounts (other than the Bank of America Concentration Account).

(j) After the occurrence and during the continuation of a Cash Dominion Event, the Borrowers shall cause the ACH or wire transfer to, upon the Agent’s instruction, any Blocked Account, no less frequently than daily (unless the Commitments have been terminated hereunder and the Obligations have been paid in full) of the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $10,000 with respect to any one DDA and $250,000 in the aggregate for all DDAs, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained, and, in connection with each such transfer, the Borrowers shall also provide the Agent with an accounting of the contents of each DDA.

(k) After the occurrence and during the continuation of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Borrowers shall cause the ACH or wire transfer, upon the Agent’s instruction, to the Bank of America Concentration Account of the then entire balance of each Blocked Account (other than the Bank of America Concentration Account) available to the Borrowers, net of such minimum balance, not to exceed $10,000, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained.

(l) In the event that, notwithstanding the provisions of this Section 2.21, after the occurrence of a Cash Dominion Event, the Borrowers receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrowers for the Agent and shall not be commingled with any of the Borrowers’ other funds or deposited in any account of Borrower other than as instructed by the Agent.

2.22 Application of Payments.

(a) As long as the time for payment of the Obligations has not been accelerated and no Liquidation has commenced, all amounts received in the Bank of America Concentration Account from any source, including the Blocked Account Banks, and other amounts received by the Agent, shall be applied, on the day of receipt, in the following order: first, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Banks; second, to pay interest then due and payable on the Obligations; third, to repay any outstanding Swingline Loans; fourth, to repay any outstanding Revolving Loans that are Prime Rate Loans and any outstanding reimbursement obligations under Letters of Credit; fifth, to repay any outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Lead Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor from such Cash Collateral Account; sixth, if an Event of Default exists, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings; seventh, to pay all other Obligations that are then outstanding and then due and payable. If all amounts set forth in clauses first through and including seventh above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the Lead Borrower on the day of receipt. So long as no Event of Default has occurred and is continuing, and, to the extent required by the Agent, in its reasonable discretion, upon the repayment of any outstanding Revolving Loans that are LIBO Loans, the Agent shall release the funds held in the Cash Collateral Account pursuant to clause fifth above to the Borrowers upon the Lead Borrower’s request.

(b) All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Agent of the items giving rise to such credits. If any item deposited to the Bank of America Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Agent, the Issuing Banks and the Lenders against all claims and losses resulting from such dishonor or return.

2.23 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) other than Taxes, which shall be governed by Section 2.26 hereof , then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section within ninety (90) days of the effective date of the relevant Change in Law shall constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

2.24 Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBO Borrowing shall, as to such Lender only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by it be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.

(b) For purposes of this Section 2.24, a notice to the Lead Borrower by any Lender pursuant to paragraph (a) above shall be effective, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

2.25 Payments; Sharing of Setoff.

(a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.19(b), 2.23 or 2.26, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19(b), 2.23, 2.26 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document (other than payments with respect to LIBO Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied ratably among the parties entitled thereto in accordance with the provisions of Section 2.22(a) or 7.3 hereof, as applicable.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

2.26 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrowers shall indemnify the Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Lead Borrower and the Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender’s claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming complete exemption from or reduced rate of, United States federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.26(e), a Foreign Lender shall not be required to deliver any form pursuant to this 2.26(e) that such Foreign Lender is not legally able to deliver.

(f) The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of United States federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Lead Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

2.27 Security Interests in Collateral. To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers shall grant, and shall cause each Facility Guarantor to grant to the Agent, for its benefit and the ratable benefit of the other Credit Parties, a first-priority security interest or mortgage Lien in all of the Collateral pursuant hereto and to the Security Documents.

2.28 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.23 or 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment or to an Eligible Assignee), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.23 or payments required to be made pursuant to Section 2.26, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.29 Increase in Commitments.

(a) Provided no Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Total Commitments (each such increase, a “Commitment Increase”) by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Lead Borrower may make a maximum of four such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent (which approval shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (such additional Lenders, “Additional Commitment Lenders”), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $10,000,000.

(d) If the Total Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Commitment Increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date and on the Increase Effective Date (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increase, and (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders.

(e) As a condition precedent to any such Commitment Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a responsible officer of such Borrower (A) certifying and attaching the resolutions adopted by such

Borrower approving or consenting to such Commitment Increase, and (B) certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.29, the representations and warranties contained in Section 3.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 5.1; (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default exists. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.19(b)) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section 2.29.

(f) This Section shall supersede any provisions in Sections 2.25 or 9.2 to the contrary.

3. REPRESENTATIONS AND WARRANTIES. Each Borrower, for itself and on behalf of each other member of the Borrower Affiliated Group, represents and warrants to the Agent and the Lenders that:

3.1 Organization; Powers. Each member of the Borrower Affiliated Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Borrower and Facility Guarantor are within such Borrower’s and Facility Guarantor’s corporate powers and have been duly authorized by all necessary corporate, and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Borrower or Facility Guarantor is a party, when executed and delivered by such Borrower or Facility Guarantor will constitute, a legal, valid and binding obligation of such Borrower or Facility Guarantor (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those which could not be reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other organizational documents of any Borrower or any other member of the Borrower Affiliated Group or any order of any Governmental Authority, except for such violation which could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any other member of the Borrower Affiliated Group or their respective assets, except for such violation or default which could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any material payment to be made by any Borrower or any other member of the Borrower Affiliated Group, and (d) will not result in the creation or imposition of any Lien on any material asset of any Borrower or any other member of the Borrower Affiliated Group, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

3.4 Financial Condition. The Lead Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for Borrower Affiliated Group as of and for the fiscal year ending February 2, 2013 and the unaudited consolidated balance sheet and statements of income, stockholders’ equity, and cash flows for Borrower Affiliated Group for the fiscal quarters ending May 4, 2013, August 3, 2013 and November 2, 2013. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower Affiliated Group, in each case, as of such dates and for such periods in accordance with GAAP.

3.5 Properties.

(a) Each member of the Borrower Affiliated Group has good title to, or valid leasehold interests in, all of such Person’s real and personal property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.5(b)(i) sets forth the address (including county) of all Real Estate that is owned by each member of the Borrower Affiliated Group as of the Effective Date, together with a list of the holders of any mortgage or other Lien thereon. Schedule 3.5(b)(ii) sets forth the address of all Real Estate that is leased by each member of the Borrower Affiliated Group as of the Effective Date. Each of such leases is in full force and effect and no Borrower or Facility Guarantor is in default of the terms thereof, except for such defaults which would not reasonably be expected to have a Material Adverse Effect.

3.6 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any member of the Borrower Affiliated Group, threatened against or affecting any such Person (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.6) or (ii) that involve any of the Loan Documents.

(b) Except for the matters set forth on Schedule 3.6, and except as could not reasonably be expected to have a Material Adverse Effect, no member of the Borrower Affiliated Group (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the matters set forth on Schedule 3.6 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.7 Compliance with Laws and Agreements. Each member of the Borrower Affiliated Group is in compliance with all laws, regulations and orders of any Governmental Authority applicable to such Person or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.8 Investment and Holding Company Status. No member of the Borrower Affiliated Group is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005.

3.9 Taxes. Each member of the Borrower Affiliated Group has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien has arisen, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10 ERISA. Except as set forth in Schedule 3.10, no member of the Borrower Affiliated Group is party to a Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

3.11 Interdependence of Borrower Affiliated Group. The business of each member of the Borrower Affiliated Group shall benefit from the successful performance of the business of each other member of the Borrower Affiliated Group, and the Borrower Affiliated Group as a whole.

(b) Each member of the Borrower Affiliated Group has cooperated to the extent necessary and shall continue to cooperate with each other member of the Borrower Affiliated Group to the extent necessary in the development and conduct of each other member of the Borrower Affiliated Group’s business, and shall to the extent necessary share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each member of the Borrower Affiliated Group’s business.

(c) The failure of any member of the Borrower Affiliated Group to cooperate with all other members of the Borrower Affiliated Group in the conduct of their respective businesses shall have an adverse impact on the business of each other member of the Borrower Affiliated Group, and the failure of any member of the Borrower Affiliated Group to associate or cooperate with all other members of the Borrower Affiliated Group is reasonably likely to impair the goodwill of such other members of Borrower Affiliated Group and the Borrower Affiliated Group as a whole.

(d) Each Borrower and Facility Guarantor is accepting joint and several liability for the Obligations on the terms and conditions set forth in Section 9.14 hereof and represents and warrants that the financial accommodations being provided hereby are for the mutual benefit, directly and indirectly, of each Borrower and Facility Guarantor.

3.12 Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any member of the Borrower Affiliated Group is subject, and all other matters known to any such Person, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any member of the Borrower Affiliated Group to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.13 Subsidiaries. On and as of the Effective Date, the authorized capital stock or other equity, and the number of issued and outstanding shares of capital stock or other equity, of the Borrowers and each other member of the Borrower Affiliated Group is as described in Schedule 3.13. All such outstanding shares of capital stock or other equity of the Borrowers and each other member of the Borrower Affiliated Group have been duly and validly issued, in compliance with all legal requirements relating to the authorization and issuance of shares of capital stock or other equity, and are fully paid and non-assessable. There is no other capital stock or ownership interest of any class outstanding. Except as set forth on Schedule 3.13, no member of the Borrower Affiliated Group is party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.

3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Borrower Affiliated Group as of the Effective Date. Each of such policies is in full force and effect. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any member of the Borrower Affiliated Group pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the members of the Borrower Affiliated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. All payments due from any member of the Borrower Affiliated Group, or for which any claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any member of the Borrower Affiliated Group is bound.

3.16 Certain Transactions. Except as set forth on Schedule 3.16, none of the officers, partners, or directors of any member of the Borrower Affiliated Group is presently a party to any transaction, and, to the knowledge of the executive officers of the Borrowers, none of the employees of any member of the Borrower Affiliated Group is presently a party to any material transaction, with any other member of the Borrower Affiliated Group or any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the executive officers of the Borrowers, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest, has a substantial direct or indirect beneficial interest or is an officer, director, trustee or partner.

3.17 Restrictions on the Borrower Affiliated Group. No member of the Borrower Affiliated Group is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.

3.18 Security Documents. The Security Documents create in favor of the Agent, for the ratable benefit of the Credit Parties, a legal, valid and enforceable security interest or mortgage Lien, as applicable, in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law), except as permitted hereunder or under any other Loan Document.

3.19 Federal Reserve Regulations.

(a) No member of the Borrower Affiliated Group is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

3.20 Solvency. The Borrower Affiliated Group, taken as a whole, is Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

3.21 Intellectual Property, Licenses and Permits. Except as otherwise set forth on Schedule 3.21 hereto, each member of the Borrower Affiliated Group owns, or is licensed to use, all Intellectual Property, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as substantially now conducted without known conflict with any rights of any other Person and, in each case, free of any Lien that is not a Permitted Encumbrance.

4. CONDITIONS.

4.1 Effective Date. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders on the Effective Date and dated the Effective Date) of Bryan Cave LLP, counsel for the Borrowers, substantially in the form of Exhibit C, covering such matters relating to the Borrowers, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each member of the Borrower Affiliated Group, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Borrower Affiliated Group, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agent and its counsel.

(d) The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on March 1, 2014, and executed by a Financial Officer of the Lead Borrower.

(e) The Agent shall have received a certificate from the chief financial officer of the Lead Borrower, together with such other evidence reasonably requested by the Agent, in each case reasonably satisfactory in form and substance to the Agent, (i) with respect to the solvency of the Borrower Affiliated Group on a consolidated basis, as of the Effective Date, and (ii) certifying that, as of the Effective Date, the representations and warranties made by the Borrowers in the Loan Documents are true and complete in all material respects and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.

(f) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agent, including, without limitation, consents from all requisite material Governmental Authorities and except as would not reasonably be expected to have or result in a Material Adverse Effect.

(g) No event shall have occurred that could reasonably be expected to have a Material Adverse Effect.

(h) The Agent shall have received and be satisfied with updated projections in form and substance reasonably satisfactory to the Agent.

(i) Except as set forth on Schedule 3.6, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect on the Borrower Affiliated Group, taken as a whole.

(j) After giving effect to the consummation of the transactions contemplated on the Effective Date, no Default or Event of Default shall then exist.

(k) The Agent shall have received results of searches from such jurisdictions as may be reasonably required by the Agent or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the Collateral, including, without limitation, receivables from credit card processors, except for Permitted Encumbrances.

(l) The Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent.

(m) The Agent shall have received the Blocked Account Agreements required to be delivered hereunder on or before the Effective Date.

(n) All fees due at or immediately after the Effective Date and all reasonable costs and expenses incurred by the Agent in connection with this Agreement and the other Loan Documents (including the reasonable fees and expenses of counsel to the Agent) shall have been paid in full.

(o) The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law, or (b) conflict with, or result in a default or event of default under, any material agreement of Borrowers or any other member of the Borrower Affiliated Group, taken as a whole (and the Agent and the Lenders shall receive a satisfactory opinion of Borrowers’ counsel to that effect). No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any member of the Borrower Affiliated Group.

(p) No material changes in governmental regulations or policies affecting the Borrowers, the Agent, or any Lender involved in this transaction shall have occurred prior to the Effective Date which could, individually or in the aggregate, materially adversely affect the transaction contemplated by this Agreement.

(q) After giving effect to the consummation of the transactions contemplated on the Effective Date, Excess Availability shall be not less than $200,000,000.

(r) The Agent shall have received, and be satisfied with, evidence of the Borrowers’ insurance, together with such endorsements as are required by the Loan Documents.

(s) Any other information (financial or otherwise) reasonably requested by the Agent shall have been received by, and shall be in form and substance reasonably acceptable to, the Agent, and the Agent shall have completed all due diligence to the satisfaction of the Agent.

(t) There shall have been delivered to the Agent such additional instruments and documents as the Agent or counsel to the Agent reasonably may require or request.

The Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.2 Conditions Precedent to Each Loan and Each Letter of Credit. In addition to those conditions described in Section 4.1, the obligation of the Lenders to make each Loan and of the Issuing Bank to issue, renew or extend each Letter of Credit, is subject to the following conditions precedent:

(a) Notice. The Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Section 2.3.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.2, the representations and warranties contained in Section 3.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) or (c), as applicable, of Section 5.1.

(c) No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, the Borrowers shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d) Borrowing Base Certificate. The Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Section 4.2 are for the sole benefit of the Agent and each Lender and may be waived by the Agent in whole or in part without prejudice to the Agent or any Lender.

5. AFFIRMATIVE COVENANTS. Until the Commitments have expired or been terminated, all Loans and other Obligations hereunder have been paid or satisfied in full in cash (other than contingent indemnification claims for which a claim has not been asserted), and all Letters of Credit shall have expired or terminated and all L/C Disbursements have been reimbursed, each Borrower covenants and agrees with the Agent and the Lenders that:

5.1 Financial Statements and Other Information. The Borrowers will furnish to the Agent:

(a) within ninety (90) days after the end of each fiscal year of the Borrower Affiliated Group, a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited and reported on by BDO USA, LLP or another independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower Affiliated Group on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each fiscal quarter of the Borrower Affiliated Group, a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year, with comparative results to the same fiscal periods of the prior fiscal year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Borrower Affiliated Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) if at any time (i) Excess Availability is less than forty (40%) percent of the Loan Cap or (ii) an Event of Default has occurred and is continuing, within thirty (30) days after the end of each of the fiscal months of each fiscal year of the Borrower Affiliated Group, a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such fiscal month and the elapsed portion of the fiscal year, with comparative results to the same fiscal periods of the prior fiscal year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Borrower Affiliated Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit E hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period (whether or not such ratio is required to be tested pursuant to Section 6.11 hereof), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrowers’ audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) within thirty (30) days after the commencement of each fiscal year of the Borrower Affiliated Group, a detailed consolidated budget by quarter (provided that, such budget shall be by month at all times after a Cash Dominion Event has occurred and is continuing or at any time when an Accelerated Borrowing Base Delivery Event is continuing) for such fiscal year (including a projected consolidated balance sheet, related statements of projected operations and cash flow), and an Excess Availability model by month, as of the end of and for such fiscal year);

(f) within ten (10) days after the end of each fiscal month, a certificate in the form of Exhibit D (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last day of the immediately preceding month, each such Certificate to be certified as complete and correct on behalf of the Borrower Affiliated Group by a Financial Officer of the Lead Borrower, provided, however, if and so long as an Accelerated Borrowing Base Delivery Event is continuing, such Borrowing Base Certificate (showing the Borrowing Base as of the close of business on the last day of the immediately preceding week) shall be delivered weekly on Wednesday of each week;

(g) within thirty (30) days after the commencement of each fiscal year, projected sales and inventory levels and cash flow for the Borrowers’ stores for each month of the following fiscal year;

(h) the financial and collateral reports described on Schedule 5.1(h) hereto, at the times set forth in such Schedule;

(i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Lead Borrower or any other member of the Borrower Affiliated Group with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; provided that the Borrowers shall not be required to deliver copies of any of the foregoing items to the extent that the Borrowers have notified the Agent that such items are available to the Agents on EDGAR or the Lead Borrower’s website, and such items are so available;

(j) Fifteen (15) days’ after the consummation of a Permitted Acquisition, (A) copies of purchase and sale agreements or other acquisition documents to be executed in connection with the Permitted Acquisition, and (B) with respect to any Permitted Acquisition for aggregate consideration of equal to or greater than $35,000,000, (i) copies of the most recent audited, and if later, unaudited financial statements of the Person which is the subject of the Permitted Acquisition, and (ii) an unaudited pro forma Consolidated balance sheet and income statement of the Borrower Affiliated Group as of the end of the most recently completed fiscal quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of average Excess Availability for the subsequent four fiscal quarters period;

(k) notice of any (i) sale or other disposition of assets of any Borrower permitted under Section 6.5(e) hereof promptly following the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted under Section 6.1(d) promptly following the incurrence of such Indebtedness;

(l) promptly upon receipt thereof, copies of all reports submitted to the Lead Borrower or any other member of the Borrower Affiliated Group by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower Affiliated Group made by such accountants, including any management letter commenting on the Borrowers’ internal controls submitted by such accountants to management in connection with their annual audit; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any other member of the Borrower Affiliated Group, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request.

5.2 Notices of Material Events. The Borrowers will, and will cause each other member of the Borrower Affiliated Group to furnish to the Agent and the Issuing Bank prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any member of the Borrower Affiliated Group that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any change in any Borrower’s chief executive officer or chief financial officer;

(f) any collective bargaining agreement or other labor contract to which any member of the Borrower Affiliated Group becomes a party, or the application for the certification of a collective bargaining agent;

(g) the filing of any Lien for unpaid taxes in an aggregate amount in excess of $2,500,000 against any member of the Borrower Affiliated Group; and

(h) the discharge by any Borrower of its present independent accountants or any withdrawal or resignation by such independent accountants.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

5.3 Information Regarding Collateral. The Lead Borrower will furnish to the Agent thirty (30) days’ prior written notice of any change (i) in any member of the Borrower Affiliated Group’s corporate or legal name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any member of the Borrower Affiliated Group’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any member of the Borrower Affiliated Group’s organizational structure or (iv) in any member of the Borrower Affiliated Group’s jurisdiction of incorporation or formation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

5.4 Existence; Conduct of Business. Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, do or cause to be done all things necessary to comply with its respective charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and by-laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 or any sale, lease, transfer or other disposition permitted by Section 6.5.

5.5 Payment of Obligations. Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such other member of the Borrower Affiliated Group has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien secures such obligation and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent under Section 2.2(b).

5.6 Maintenance of Properties. Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of asset dispositions permitted hereunder.

5.7 Insurance.

(a) Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Agent (or, to the extent consistent with prudent business practice, a program of self-insurance consistent with current practices) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agent, upon written request, full information as to the insurance carried. The Agent shall not, by the fact of approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and each Borrower and each other member of the Borrower Affiliated Group hereby expressly assumes full responsibility therefor and liability, if any, thereunder. The Borrowers shall, and shall cause each other member of the Borrower Affiliated Group to, furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions.

(b) Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause, in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Borrowers under the policies directly to the Agent, (ii) a provision to the effect that none of the Borrowers, the Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Agent as an additional insured. Business interruption policies shall name the Agent as a loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds in excess of $5,000,000 otherwise payable to the Borrowers under the policies directly to the Agent, provided, however, that the Agent, at its option, may waive such requirement to delivery any such proceeds prior to the occurrence of a Cash Dominion Event, and the Agent hereby agrees that prior to the occurrence of a Cash Dominion Event, the Agent shall remit any such proceeds received by Agent under the policies to Borrowers, provided further that after the occurrence of a Cash Dominion Event, the Agent shall apply any proceeds received in accordance with Section 2.22 or 7.3 hereof, as applicable, (ii) a provision to the effect that none of the Borrowers, the Agent or any other party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed except upon not less than 30 days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums). The Borrowers shall deliver to the Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent) together with evidence satisfactory to the Agent of payment of the premium therefor.

(c) If at any time any Real Estate subject to the Mortgages is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrowers will obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the Borrowers’ business, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

5.8 Casualty and Condemnation. Each Borrower will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

5.9 Books and Records; Inspection and Audit Rights.

(a) Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by the Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b) Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, from time to time upon the reasonable request and reasonable prior notice of the Agent or the Required Lenders through the Agent, permit the Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agent or such professionals with respect to such evaluations and appraisals, provided that prior to the occurrence and continuation of an Event of Default, the Borrowers shall only be required to pay the fees and expenses for (i) one commercial finance examination and one appraisal during each twelve month period following the Effective Date so long as the conditions set forth in clauses (ii) or (iii) below do not apply, (ii) two commercial finance examinations and two appraisals during each twelve month period following the Effective Date if Excess Availability is at any time less than twenty-five percent (25%) of the Loan Cap, and (iii) three commercial finance examinations and three appraisals during each twelve month period following the Effective Date if Excess Availability is at any time less than fifteen percent (15%) of the Loan Cap. Notwithstanding the foregoing limitations on the Borrowers’ obligation to pay the expenses for appraisals and commercial finance examinations prior to the occurrence of an Event of Default, the Agent may, (i) undertake such additional appraisals and commercials finance examinations prior to the occurrence of an Event of Default as it, in its Permitted Discretion, deems necessary, at the expense of the Lenders, and (ii) if an Event of Default shall have occurred and be continuing, undertake such additional appraisals and commercial finance examinations at the Borrowers’ expense as it deems appropriate.

(c) The Borrowers shall, at all times, retain BDO USA, LLP or other independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to cooperate with, and be available to, the Agent or its representatives to discuss the Borrowers’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

5.10 Fiscal Year. Each of the Borrowers and each other member of the Borrower Affiliated Group shall have a fiscal year ending on the Saturday closest to January 31 of each year and shall notify the Agent of any change in such fiscal year.

5.11 Physical Inventories.

(a) The Agent, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process, provided that such participation shall be limited to once in any twelve month period after the Effective Date (unless a Cash Dominion Event shall have occurred and be continuing).

(b) The Borrowers, at their own expense, shall cause not less than one physical inventory of the Borrowers’ inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect, conducted by the Borrowers and using practices consistent with practices in effect on the date hereof.

(c) At the Agent’s request, the Borrowers, within forty-five (45) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ stock ledger and general ledger, as applicable.

(d) If and so long as there are any Loans outstanding, the Agent, in its discretion, if any Event of Default exists, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrowers). The Agent shall use its best efforts to schedule any such inventories so as to not unreasonably disrupt the operation of the Borrowers’ business.

5.12 Compliance with Laws. Each Borrower will, and will cause each other member of the Borrower Affiliated Group to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.13 Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) for Restricted Payments permitted hereunder, Permitted Acquisitions and Permitted Foreign Acquisitions, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate purposes, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, in violation of Sections 9.15 or 9.16 hereof, or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X or to make payments of principal or fees on the Senior Notes, except as provided in Section 6.1(b) hereof.

5.14 Additional Subsidiaries.

(a) If any additional Domestic Subsidiary of any Borrower is formed or acquired after the Effective Date, the Lead Borrower will promptly notify the Agent and the Lenders thereof and (i) if a wholly owned Domestic Subsidiary, the Borrowers will cause each such Domestic Subsidiary, to become a Borrower or Facility Guarantor hereunder and to deliver all “know your customer” information as reasonably requested by the Agent to comply with the Act, as the Agent or the Lead Borrower may request, and under each applicable Security Document in the manner provided therein within thirty (30) days after such Domestic Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Domestic Subsidiary’s assets to secure the Obligations as the Agent shall reasonably request and (ii) any shares of capital stock owned, and if any Indebtedness of such Domestic Subsidiary (whether or not wholly owned) are owned, by or on behalf of any Borrower, the Borrowers will cause such shares and promissory notes evidencing such Indebtedness to be pledged within thirty (30) Days after such Domestic Subsidiary is formed or acquired.

(b) If any additional Material Foreign Subsidiary of any Borrower is formed or acquired after the Effective Date or if a Foreign Subsidiary becomes a Material Foreign Subsidiary, the Lead Borrower will notify the Agent and the Lenders thereof and the Borrowers shall cause 65% of the outstanding shares of Voting Stock of such Material Foreign Subsidiary (or such lesser percentage as is owned by any such Borrower) to be pledged within sixty (60) days after such Material Foreign Subsidiary is formed or acquired or such Subsidiary becomes a Material Foreign Subsidiary.

5.15 Further Assurances. Each member of the Borrower Affiliated Group will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers. The Borrowers also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

6. NEGATIVE COVENANTS. Until the Commitments have expired or been terminated, all Loans and other Obligations hereunder have been paid or satisfied in full in cash (other than contingent indemnification claims for which a claim has not been asserted), and all Letters of Credit shall have expired or terminated and all L/C Disbursements have been reimbursed, each Borrower covenants and agrees with the Agent and the Lenders that: Indebtedness and Other Obligations. The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness set forth in Schedule 6.1 and any Permitted Refinancing thereof;

(c) Indebtedness of any Borrower or Subsidiary to any other Borrower or Subsidiary, provided, however, that (i) the aggregate amount of Indebtedness due to the Borrowers by Domestic Subsidiaries which are not wholly-owned and which are not Borrowers or Facility Guarantors hereunder, when combined with the amount of Investments set forth in Section 6.4(e)(i), shall not exceed $25,000,000 for any Subsidiary and $100,000,000 in the aggregate unless the Payment Conditions are met, and (ii) the aggregate amount of Indebtedness due to any Borrower by Foreign Subsidiaries, when combined with the amount of Investments in Foreign Subsidiaries set forth in Section 6.4(e)(ii), shall not exceed the limits set forth in Section 6.4(e)(ii) unless the Payment Conditions are met, and further provided in each case that (A) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (B) immediately after giving effect to the incurrence of such Indebtedness and on a pro forma and projected basis for a period of ninety (90) days thereafter, Excess Availability shall be not less than $80,000,000;

(d) Indebtedness of the Borrower Affiliated Group to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;

(e) Indebtedness incurred to finance any Real Estate owned by any Borrower or incurred in connection with any sale-leaseback transaction;

(f) Indebtedness under Hedging Agreements, other than for speculative purposes, entered into in the ordinary course of business;

(g) Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

(h) (x) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary and (y) Indebtedness of any Domestic Subsidiary which is not a Borrower or Facility Guarantor to other Domestic Subsidiaries which are not Borrowers or Facility Guarantors;

(i) Guarantees by any member of the Borrower Affiliated Group of Indebtedness of any other member of the Borrower Affiliated Group, provided that such Indebtedness is otherwise permitted by this Section 6.1;

(j) Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this subsection (j) shall not exceed $50,000,000 at any time outstanding;

(k) Indebtedness incurred under a letter of credit facility in an amount not to exceed $25,000,000;

(l) Indebtedness of any Borrower or Subsidiary to any other Borrower or Subsidiary in connection with the Micromania Acquisition; provided that such Indebtedness does not exceed $650,000,000 in the aggregate;

(m) Indebtedness under the Line Letter;

(n) Permitted Senior Debt in an aggregate principal amount not exceeding $1,000,000,000 at any time outstanding; and

(o) other unsecured Indebtedness in an aggregate principal amount not exceeding $250,000,000 at any time outstanding; provided that in the event that a member of the Borrower Affiliated Group undertakes a Permitted Acquisition or Permitted Foreign Acquisition, the total consideration paid or payable in connection therewith is greater than $500,000,000, such Person may incur other unsecured Indebtedness in an aggregate amount not exceeding $500,000,000 for the payment of the purchase price for all such Permitted Acquisitions or Permitted Foreign Acquisitions, as applicable, provided further that no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness.

6.2 Liens. The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or other member of the Borrower Affiliated Group set forth in Schedule 6.2, provided that (i) such Lien shall not apply to any other property or asset of such Person and (ii) such Lien shall secure only those obligations that it secures as of the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired by any Borrower or other member of the Borrower Affiliated Group, provided that (i) such Liens secure Indebtedness permitted by Section 6.1(d), (ii) such Liens and the Indebtedness secured thereby are incurred on or prior to or within 60 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets (iv) such Liens shall not apply to any other property or assets of the Borrowers or other member of the Borrower Affiliated Group, and (v) at the Agent’s option with respect to Liens which arise after the Effective Date, the Agent shall have entered into an intercreditor agreement with the holder of such Lien on terms reasonably satisfactory to the Agent;

(e) Liens to secure Indebtedness permitted by Section 6.1(e) provided that such Liens shall not apply to any property or assets of the Borrowers other than the Real Estate so financed or which is the subject of a sale-leaseback transaction;

(f) Liens on cash collateral to secure Indebtedness permitted by Section 6.1(k);

(g) Security interests existing on any property or assets (other than Inventory, Accounts, and the Proceeds thereof) prior to the acquisition thereof by any member of the Borrower Affiliated Group or existing on any property or assets (other than Inventory, Accounts, and the Proceeds thereof) of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (i) such security interests secure Indebtedness permitted by Section 6.1(j), (ii) such security interests are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary and (iv) such security interests shall secure only the Indebtedness that such security interests secure on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(h) Liens to secure Permitted Senior Debt as described in the definition thereof.

6.3 Fundamental Changes. The Borrowers shall not, and shall not permit any other member of the Borrower Affiliated Group to, liquidate, merge or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger or consolidation with any other Person, provided that (i) a Borrower may merge with another company in connection with a Permitted Acquisition or Permitted Foreign Acquisition if such Borrower is the surviving company, (ii) any wholly-owned Subsidiary of any Borrower may merge or consolidate into or with such Borrower or any other wholly-owned Subsidiary of such Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if such Borrower or such Subsidiary is the surviving company, (iii) a Subsidiary of any Borrower may merge into another entity in connection with a Permitted Acquisition or Permitted Foreign Acquisition if, upon consummation of such merger, the surviving entity shall be a direct or indirect wholly-owned Subsidiary of such Borrower and, if the surviving entity is a Domestic Subsidiary, a party to the Security Documents, (iv) any Domestic Subsidiary may merge into any other Domestic Subsidiary, (v) any Foreign Subsidiary may merge into any other Foreign Subsidiary and (vi) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Lead Borrower determines in good faith that such liquidation is in the best interests of the Borrowers and would not have a Material Adverse Effect.

(b) The Borrowers shall not, and shall not permit any other member of the Borrower Affiliated Group to, engage to any material extent in any business other than businesses of the type conducted by the Borrower Affiliated Group on the Effective Date and businesses reasonably related or complementary thereto, except that the Borrowers or any other member of the Borrower Affiliated Group may withdraw from any business activity which such Person’s board of directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Lead Borrower shall provide the Agent with written notice thereof.

6.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers shall not, and shall not permit any other member of the Borrower Affiliated Group to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except for:

(a) Permitted Acquisitions and Permitted Foreign Acquisitions;

(b) Permitted Investments;

(c) Investments existing on the Effective Date, and set forth on Schedule 6.4, to the extent such investments would not be permitted under any other clause of this Section;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Investments by a Borrower in such Borrower’s Subsidiaries, provided, however, that (i) the aggregate amount of Investments in Domestic Subsidiaries which are not wholly-owned and which are not Borrowers or Facility Guarantors hereunder, when combined with the amount of Indebtedness set forth in Section 6.1(c)(i), shall not exceed $25,000,000 for any Subsidiary and $100,000,000 in the aggregate unless the Payment Conditions are met, and (ii) the aggregate amount of Investments in Foreign

Subsidiaries, when combined with the amount of Indebtedness due from Foreign Subsidiaries set forth in Section 6.1(c)(ii), may not at any time exceed (i) $125,000,000 per annum or (ii) $500,000,000 in the aggregate from and after the Effective Date unless the Payment Conditions are met, and further provided in each case that (A) no Default or Event of Default has occurred and is continuing or would result from such Investment, and (B) immediately after giving effect to such Investment and on a pro forma basis for a period of ninety (90) days thereafter, Excess Availability shall be not less than $80,000,000;

(f) Guarantees by a Borrower or Facility Guarantor of Indebtedness and other obligations of another Borrower or Facility Guarantor; and

(g) loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business and consistent with past practices, not exceeding $1,000,000 in the aggregate at any time outstanding; provided, that no such advances to any single employee shall exceed $250,000 in the aggregate.

6.5 Asset Sales. The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will any Borrower issue any additional shares of its capital stock or other ownership interest in such Borrower, except:

(a) (i) sales of Inventory in the ordinary course of business, or (ii) used or surplus equipment, or (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers and dispositions among the Borrower Affiliated Group (excluding, however, any sales, transfers and dispositions of Inventory or proceeds thereof, from any Borrower or any Facility Guarantor except to Borrower or another Facility Guarantor), provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Borrower or a Facility Guarantor shall be made in compliance with Section 6.8;

(c) sales, transfers and dispositions by the Lead Borrower of the capital stock of any member of the Borrower Affiliated Group that does not own Eligible Inventory or the proceeds thereof.

(d) sales or other transfers of assets pursuant to store closures provided that in any fiscal year, Borrowers shall not close more than ten percent (10%) of Borrowers’ stores open at the beginning of such fiscal year;

(e) sales, transfers, or dispositions of assets, which in the reasonable determination of the Lead Borrower, are duplicative and unnecessary as a result of a Permitted Acquisition or Permitted Foreign Acquisition; provided that (x) such assets are no longer necessary for the conduct of the Borrowers’ business, and (y) the aggregate consideration for such sales, transfers or dispositions shall not exceed $75,000,000;

(f) other sales, transfers, or dispositions of assets not in the ordinary course of business and not pursuant to store closures provided that (x) no Default or Event of Default then exists or would arise therefrom and (y) the aggregate consideration for such sales, transfers or dispositions shall not exceed $75,000,000;

(g) sales or issuances by the Lead Borrower of any of its capital stock that does not result in a Change of Control; and

(h) sales or issuances of capital stock to any Borrower;

provided that all sales, transfers, leases and other dispositions of Inventory and the proceeds thereof shall be made for cash consideration, and further provided that that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other dispositions permitted under clauses (a)(ii), (b) (subject to the proviso therein), (g) and (h)) shall be made at arm’s length and for fair value; and further provided that the authority granted hereunder may be terminated in whole or in part by the Agent upon the occurrence and during the continuance of any Event of Default.

6.6 Restrictive Agreements. The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any member of the Borrower Affiliated Group to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any member of the Borrower Affiliated Group to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other member of the Borrower Affiliated Group or to guarantee Indebtedness of the Borrowers or any other member of the Borrower Affiliated Group, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

6.7 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would arise therefrom, and after giving effect thereto, the Borrowers are Solvent (i) any Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of their common stock, (ii) the Subsidiaries of the Lead Borrower may declare and pay cash dividends with respect to their capital stock, and (iii) only if the Restricted Payment Conditions are then satisfied, the Lead Borrower may repurchase its capital stock and/or declare and pay cash dividends to its shareholders.

(b) The Borrowers will not at any time, and will not permit any other member of the Borrower Affiliated Group to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.1;

(ii) only if the Payment Conditions are satisfied, prepayments of Permitted Senior Debt; and

(iii) Permitted Refinancings of Indebtedness described in clause (i) above.

6.8 Transactions with Affiliates. The Borrowers will not at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrowers than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrowers not involving any other Affiliate, which would not otherwise violate the provisions of the Loan Documents.

6.9 Additional Subsidiaries. The Borrowers will not, and will not permit any other member of the Borrower Affiliated Group to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.14 are satisfied.

6.10 Amendment of Material Documents. The Borrowers will not, and will not permit any other member of the Borrower Affiliate Group to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, or (b) any other instruments, documents or agreements, in each case to the extent that such amendment, modification or waiver would be adverse to the interests of the Lenders.

6.11 Fixed Charge Coverage Ratio. In the event that a Covenant Compliance Event has occurred and is continuing, the Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0.

6.12 Environmental Laws. The Borrowers shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

6.13 Fiscal Year. The Borrowers shall not change their fiscal year without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

7. EVENTS OF DEFAULT. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, within three (3) Business Days when the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any other member of the Borrower Affiliated Group in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.21, 5.1(f), 5.4, 5.7, 5.13, or in Section 6;

(e) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.2, 5.9, or 5.14 within three (3) Business Days after notice from the Agent to the Lead Borrower that the Borrowers have failed to observe or perform such covenant, condition or agreement;

(f) any Borrower or any other member of the Borrower Affiliated Group shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), (d) or (e) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Lead Borrower;

(g) any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(h) (i) any Borrower or any other member of the Borrower Affiliated Group shall fail to perform any material covenant or condition contained in the Line Letter or any other material contract or agreement to which it is party as and when such performance is required (after giving effect to the expiration of any grace or cure period set forth therein); or (ii) any Borrower or any other member of the Borrower Affiliated Group shall fail to perform any material covenant or condition contained in any contract or other agreement between any member of the Borrower Affiliated Group, which failure has a Material Adverse Effect;

(i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any other member of the Borrower Affiliated Group or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other member of the Borrower Affiliated Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 60 days;

(k) any Borrower or any other member of the Borrower Affiliated Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other member of the Borrower Affiliated Group or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(l) any Borrower or any other member of the Borrower Affiliated Group shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(m) one or more uninsured judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Borrower or any other member of the Borrower Affiliated Group or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be successfully legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower or any other member of the Borrower Affiliated Group to enforce any such judgment;

(n) any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(o) any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agent and the Lenders.

(p) any Lien purported to be created under any Security Document shall be asserted by any Borrower or any other member of the Borrower Affiliated Group not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(q) a Change in Control shall occur;

(r) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $25,000,000;

(s) the occurrence of any uninsured loss to any material portion of the Collateral;

(t) the indictment of any Borrower or any other member of the Borrower Affiliated Group, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any assets of any Borrower or any other member of the Borrower Affiliated Group having a fair market value in excess of $25,000,000;

(u) the imposition of any stay or other order against any Borrower or any other member of the Borrower Affiliated Group, the effect of which (i) is to restrain in any material way the conduct by the Borrower Affiliated Group, taken as a whole, of their business in the ordinary course and (ii) would have a Material Adverse Effect; or

(v) except as otherwise permitted hereunder, the determination by any Borrower or any other member of the Borrower Affiliated Group, whether by vote of such Person’s board of directors or otherwise to: suspend the operation of such Person’s business in the ordinary course, liquidate all or a material portion of such Person’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales.

then, and in every such event (other than an event with respect to each Borrower or any other member of the Borrower Affiliated Group described in clause (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Borrowers to furnish cash collateral in an amount equal to 105% of the Letter of Credit Outstandings, and in case of any event with respect to any Borrower or any other member of the Borrower Affiliated Group described in clause (j) or (k) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2 Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Agent may proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.3 Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Borrower or on account of any Collateral shall be applied as follows:

FIRST, to payment of that portion of the Obligations (excluding Obligations set forth in clause (c) of the definition thereof) constituting fees and indemnities due to the Agent, the Lenders and the Issuing Bank under the Loan Documents, and the payment of all reasonable costs and expenses incurred by the Agent in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agent hereunder or under any other Loan Document on behalf of any Borrower or Facility Guarantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder, under any other Loan Document;

SECOND, to the payment of accrued and unpaid interest and principal on the Swingline Loans;

THIRD, to the payment of accrued and unpaid interest on the Revolving Loans;

FOURTH, pro rata to the payment of outstanding principal on the Revolving Loans;

FIFTH, to the Cash Collateral Account as collateral for Letter of Credit Outstandings up to 105% thereof;

SIXTH, to the payment of all Obligations of the Borrowers and Facility Guarantors set forth in clause (c)(i) of the definition of Obligations;

SEVENTH, to the payment of all Obligations of the Borrowers and Facility Guarantors set forth in clause (c)(ii) of the definition of Obligations; and

EIGHTH, to the Borrowers, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Borrower or Facility Guarantor shall not be paid with amounts received from such Borrower or Facility Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

8. THE AGENT.

8.1 Administration by the Agent. Each Lender and the Issuing Bank hereby irrevocably designate Bank of America as Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Agent. The Lenders and the Issuing Bank each hereby irrevocably authorizes the Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

8.2 The Collateral. Each Lender and the Issuing Bank hereby irrevocably authorize the Agent to enter into the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be applied by the Agent as provided in Sections 2.18, 2.22, or 7.3, as applicable. The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

8.3 Agreement of Required Lenders or Supermajority Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders or the Supermajority Lenders, as applicable, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders or the Supermajority Lenders, as applicable, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.2.

Upon the occurrence of an Event of Default, the Agent shall take such action with respect thereto as may be reasonably directed by the Required Lenders or Supermajority Lenders, as applicable; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action as it shall deem advisable in the best interests of the Lenders. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that the Agent’s compliance with such directions would be unlawful.

8.4 Liability of Agent.

(a) The Agent, when acting on behalf of the Lenders and the Issuing Banks, may execute any of its duties under this Agreement by or through any of its officers, agents and employees, and none of the Agent nor its directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of the Agent’s own gross negligence or willful misconduct. The Agent and its directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or the Supermajority Lenders, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agent, nor any of its directors, officers, employees, or agents (A) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Borrowers or any other obligor hereunder constituting Collateral for the Obligations of the Borrowers hereunder, or any information contained in the books or records of the Borrowers; or (D) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b) The Agent may execute any of its duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) None of the Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or the Supermajority Lenders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

8.6 Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrowers and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

8.7 Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) the Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by the Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) the Agent for such Lender’s Commitment Percentage of any expenses of the Agent incurred for the benefit of the Lenders or the Issuing Bank that the Borrowers have agreed to reimburse pursuant to Section 9.3 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from its gross negligence or willful misconduct). The provisions of this Section 8.7 shall survive the repayment of the Obligations and the termination of the Commitments.

8.8 Rights of Agent. It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Agent of the Lenders under this Agreement. Without limiting the foregoing, the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrowers and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

8.9 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.5(b).

8.10 Successor Agent. The Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Bank and the Lead Borrower. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a Lender or a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $500,000,000 which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

8.11 Reports and Financial Statements.

(a) Promptly after receipt thereof from the Borrowers, the Agent shall remit to each Lender copies of all financial statements required to be delivered by the Borrowers hereunder, all commercial finance examinations and appraisals of the Collateral received by the Agent and all notices received by the Agent under Section 5.2 hereof, and a copy of any Borrowing Base Certificate so received (collectively, the “Reports”).

(b) By signing this Agreement, each Lender:

(i) agrees to furnish the Agent with a summary of all Bank Products (including, without limitation, all Hedging Agreements) and Cash Management Services due from a Borrower or Facility Guarantor or to become due to such Lender from time to time. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due from a Borrower or Facility Guarantor to any Lender on account of any Bank Products or Cash Management Services unless the Agent has received written notice thereof from such Lender;

(ii) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Borrower Affiliated Group and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(iv) agrees to keep all Reports confidential in accordance with the provisions of Section 9.17 hereof; and

(v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Obligations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

8.12 Defaulting Lender.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Supermajority Lenders” and Section 9.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.3 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.9 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 8.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 8.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant hereto.

(C) With respect to any fee payable under Section 2.12 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.6.

(b) Defaulting Lender Cure. If the Lead Borrower, the Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 8.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

8.13 Syndication Agent and Documentation Agent. Neither the Syndication Agent or any co-Documentation Agent, in their capacity as such, shall have any obligation, responsibility or required performance hereunder and shall not become liable in any manner to any party hereto. No party shall have any obligation or liability, or owe any performance, hereunder, to the Syndication Agent or co-Documentation Agent in their capacity as such.

8.14 Agent for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

8.15 Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

8.16 Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and (A) payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and (B)(x) the expiration or termination of all Letters of Credit, or (y) the deposit of cash collateral with the Agent in an amount equal to 105% of the Letter of Credit Outstandings, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the applicable Lenders in accordance with Section 9.2;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(d); and

(c) to release any Facility Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Facility Guarantor from its obligations under the Facility Guaranty pursuant to this Section 8.16. In each case as specified in this Section 8.16, the Agent will, at the Borrowers’ expense, execute and deliver to the applicable Borrower or Facility Guarantor such documents as such party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.16.

9. MISCELLANEOUS.

9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Borrower, to it at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Robert Lloyd, Chief Financial Officer (Telecopy No. (817) 424-2820) and at GameStop Corp., 600 Willowbrook Lane, Suite 622, West Chester, Pennsylvania 19382, Attention: Daniel Kaufman, Senior Vice President and General Counsel (Telecopy No. (484) 991-1944), with a copy to Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Jay Dorman, Esquire (Telecopy No. (212) 541-1418);

(b) if to the Agent, to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention of Stephen Garvin (Telecopy No. (617) 434-6685), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

(c) if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2 Waivers; Amendments.

(a) No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document (other than any Loan Document under clause (i) or (ii) of the definition thereof), pursuant to an agreement or agreements in writing entered into by the Agent and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or the Total Commitments (except as provided in Section 2.29) without the consent of each Lender affected thereby, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of all Lenders affected thereby; (iv) change Sections 2.18, 2.21, 2.22 or 7.3, without the written consent of each Lender, (v) change any of the provisions of this Section 9.2 or the definition of the term “Required Lenders”, “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Borrower owning Inventory or the proceeds thereof from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the written consent of each Lender, (vii) except for sales described in Section 6.5 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) increase any advance rate percentage set forth in the definition of “Borrowing Base” without the written consent of each Lender; or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves in its Permitted Discretion, (ix) change the definition of “Permitted Overadvance”, without the written consent of each Lender, (x) subordinate the Obligations hereunder, or, other than with respect to the Permitted Senior Debt as provided herein, the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank or Swingline Lender without the prior written consent of the Agent or the Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.2(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more Eligible Assignees, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Borrower or Facility Guarantor, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(e) No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers.

9.3 Expenses; Indemnity; Damage Waiver.

(a) Except as otherwise limited herein, the Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, outside consultants for the Agent, appraisers, and for commercial finance examinations, in connection with the arrangement of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agent, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agent or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b) The Borrowers shall jointly and severally indemnify the Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any other member of the Borrower Affiliated Group, or any Environmental Liability related in any way to Borrower or any other member of the Borrower Affiliated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Borrowers shall promptly pay the reasonable fees and expenses of such counsel.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Issuing Bank, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Bank.

(d) To the extent permitted by Applicable Law, no party hereto shall assert, and each party hereby waives, any claim against any Borrower or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

9.4 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Borrower.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan. The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds.

(d) Each of the Borrowers shall remain jointly and severally liable to the Agent and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower.

(e) The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Agent acts as provided in subparagraph (c), above, or the Agent actually receives

(i) written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

(ii) written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

9.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Lead Borrower (but only if no Event of Default then exists), the Agent and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 unless the Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with, unless waived by the Agent, a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrowers, the Agent, and the Issuing Bank, sell participations to one or more banks or other entities, other than Borrower or Facility Guarantor or any member of the Borrower Affiliated Group (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section and Section 2.28, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the obligations) of Sections 2.23, 2.25, and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.25(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.23 or 2.26 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.26 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.26(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.26(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding any provision to the contrary, any Lender (an “Assigning Lender”) may assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Loans that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Agent and Borrower may deliver notices to the Assigning Lender (as agent for the SPV)

and not separately to the SPV unless the Agent and Borrower are requested in writing by the SPV (or its agent) to deliver such notices separately to it. The Borrowers shall, at the request of any Assigning Lender, execute and deliver to such Person as such Assigning Lender may designate, a Note in the amount of such Assigning Lender’s original Note to evidence the Loans of such Assigning Lender and related SPV.

9.6 Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.23, 2.26, and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate under the circumstances to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to Bank Products or Cash Management Services, and (z) any Obligations that may thereafter arise under Section 9.3 hereof.

9.7 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and the Lenders and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.8 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The Borrowers agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.14 Additional Waivers.

(a) The Obligations are joint and several obligations of each Borrower. To the fullest extent permitted by Applicable Law, the obligations of Borrower hereunder shall not be affected by (i) the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by Applicable Law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the payment in full in cash of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations and the termination of all Commitments to any Borrower under any Loan Document. In addition, any indebtedness of any Borrower now or hereafter held by any Borrower is hereby subordinated in right of payment to the prior payment in full of the Obligations. Until the Obligations are paid in full, none of the Borrowers will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Borrower on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31)

of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

9.15 Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act. Each Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.16 Foreign Asset Control Regulations.

Neither of the advance of the Loans nor the use of the proceeds of any thereof or of any Letter of Credit will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

9.17 Confidentiality. Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, which party shall be informed of the confidential nature thereof) any information with respect to any Borrower which is furnished pursuant to this Agreement provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Borrowers with prompt notice of such requested disclosure so that the Borrowers may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender’s non-compliance with Applicable Law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 9.17 shall not relieve the Borrowers of any of their obligations to such Lender under this Agreement and the other Loan Documents. Notwithstanding the foregoing, each Borrower consents to the publication by Agent of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or Facility Guarantor’s name, product photographs, logo or trademark. The Agent shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.18 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrowers each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and the Facility Guarantors, on the one hand, and the Credit Parties, on the other hand, and each of the Borrowers and the Facility Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers and the Facility Guarantors or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers and the Facility Guarantors with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Borrower or Facility Guarantor or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Borrower or Facility Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and the Facility Guarantors and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers and the Facility Guarantors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

9.19 Existing Credit Agreement Amended and Restated.

Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Borrowers hereby agree that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations of the Borrowers and Facility Guarantors under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.

9.20 Keepwell.

Each Borrower and Facility Guarantor that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Borrower and Facility Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

[balance of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

GAMESTOP CORP.
GAMESTOP, INC.
SUNRISE PUBLICATIONS, INC.
ELBO INC.
EB INTERNATIONAL HOLDINGS, INC.
KONGREGATE INC.
SPAWN LABS, INC.

By:	/s/ Robert Lloyd
Name:	Robert Lloyd
Title:	Executive Vice President and Chief
Financial Officer

GAMESTOP TEXAS LTD.
SIMPLY MAC, INC.
SPRING COMMUNICATIONS
HOLDING, INC.
GS MOBILE, INC.

By:	/s/ Robert Lloyd
Name:	Robert Lloyd
Title:	Chief Financial Officer

MARKETING CONTROL SERVICES, INC.

By:	/s/ Scott Shaver
Name:	Scott Shaver
Title:	Secretary

SOCOM LLC

By:	/s/ Marc Summey
Name:	Marc Summey
Title:	Manager

Signature Page to Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as Agent, as Issuing Bank, and as Lender

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Director

Address: 100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attn: Mr. Stephen Garvin
Telephone: (617) 434-9399
Telecopy: (617) 434-6685

Signature Page to Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Robert C. Chakasign
Name:	Robert C. Chakasign
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lynn Gosselin
Name:	Lynn Gosselin
Title:	Senior Vice President

Signature Page to Second Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Daniel Wells
Name:	Daniel Wells
Title:	Attorney in Fact

Signature Page to Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kevin D. Padgett
Name:	Kevin D. Padgett
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

HSBC BANK USA, N.A., as a Lender

By:	/s/ Brian Gingue
Name:	Brian Gingue
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Matthew Lewis
Name:	Matthew Lewis
Title:	Vice President

Signature Page to Second Amended and Restated Credit Agreement

SCHEDULES

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Commitment Amount
Bank of America, N.A.	$80,000,000
Wells Fargo Bank, National Association	$60,000,000
Regions Bank	$60,000,000
U.S. Bank National Association	$60,000,000
JPMorgan Chase Bank, N.A.	$60,000,000
Fifth Third Bank	$40,000,000
HSBC Business Credit Inc.	$40,000,000
TOTAL:	$400,000,000

SCHEDULE 2.21(b)

CREDIT CARD ARRANGEMENTS

The Borrowers accept the following credit cards and payment types as well as most debit cards: Visa, MasterCard, American Express, Discover, PayPal, AAEFES Star Card, University of Central Florida Card, Florida International University Panther Card, ATM and debit cards pursuant to the following agreements:

1)	American Express Card Acceptance Agreement dated April 25, 2005 between GameStop, Inc. and American Express Travel Related Services Company, Inc.

2)	Merchant Services Agreement dated May 1, 2006 between GameStop, Inc. and Discover Financial Services, Inc.

3)	Bank Card Merchant Agreement dated December 18, 2007 between GameStop, Inc. and Vantiv LLC (f/k/a Firth Third Processing Solutions), as amended October 14, 2013.

4)	Lease Agreements dated circa August 2008 between SOCOM LLC and AAFES.

5)	Agreement dated September 21, 2010 between GameStop, Inc. and the University of Central Florida

6)	Agreement dated October 15, 2010 between GameStop, Inc. and Florida International University.

7)	PayPal Global Payment Processing Agreement dated June 8, 2011 between GameStop, Inc. and PayPal, Inc.

8)	Payment Device Processing Agreement dated October 15, 2013 between GS Mobile, Inc. and Elavon, Inc.

9)	Merchant Processing Agreement dated March 18, 2011 between Simply Mac, Inc. and Heartland Payment Systems, Inc.

10)	Merchant Processing Agreement dated March 26, 2013 between Spring Communications Holding, Inc. and Heartland Payment Systems, Inc.

All settlement proceeds are delivered daily by wire, ACH or check to the one of the following operating accounts:

Entity	Bank	Account Number
GameStop, Inc.	Bank of America, NA	xxxxxx3194

GS Mobile, Inc.	Bank of America, NA	xxxxxx8583

Kongregate, Inc.	Bank of America, NA	xxxxxx9654

Simply Mac, Inc.	Bank of America, NA	xxxxxx43676

Simply Mac, Inc.	Zions Bank	xxxxxx3756	*

Spring Communications	Fifth Third Bank	xxxxxx8673	*

Holding, Inc.	Bank of America, NA	xxxxxx3702

SOCOM LLC	Bank of America, NA	xxxxxx2168

Merchant processors are authorized to debit or credit process and/or bank accounts for fees and chargebacks pursuant to their respective merchant agreements.

*Simply	Mac and Spring are in the process of transitioning all activity to Bank of America, NA.

SCHEDULE 2.21(c)

BLOCKED ACCOUNT BANKS

Bank of America, N.A.

1. Account Number	xxxxxx3194

2. Account Number	xxxxxx8583

3. Account Number	xxxxxx9654

4. Account Number	xxxxxx43676

5. Account Number	xxxxxx3702

6. Account Number	xxxxxx2168

Fifth Third Bank, N.A.

1. Account Number	xxxxxx8673*

Zions Bank

1. Simply Mac, Inc.	xxxxxx3756*

*Simply	Mac and Spring are in the process of transitioning all activity to Bank of America, NA.

SCHEDULE 3.5(b)(i)

TITLE TO PROPERTIES; REAL ESTATE OWNED

List and Address of Owned Real Estate plus holder of any mortgage

1) Owner: GameStop Texas Ltd.

Corporate Offices and Distribution Center

625 & 633 Westport Pkwy

Grapevine, Tarrant County, TX 76051

There is no mortgage holder on these properties

2) Owner: GameStop Texas Ltd.

Refurbishment Operations Center

2200 William D. Tate Ave.

Grapevine, Tarrant County, TX 76051

There is no mortgage on this property

3) Owner: Electronics Boutique Australia Pty. Ltd.

Offices and Distribution Center

25 Backhouse Place

Trade Coast Central

Eagle Farm, QLD 4009

AUSTRALIA

There is no mortgage holder on this property

4) Owner: Electronics Boutique International Canada Inc.

Offices and Distribution Center

8995 Airport Rd.

Brampton, Peel County, ON L6T 5T2

CANADA

There is no mortgage holder on this property

5) Owner: GameStop Deutschland GmbH

Offices and Distribution Center

Fraunhoferstr. 84

87700 Memmingen

Schwabia

GERMANY

There is no mortgage holder on this property

6) Owner: GameStop Italy Srl

Offices and Distribution Center

Via Dei Lavoratori 6

20090 Buccinasco Milano

ITALY

There is no mortgage holder on this property

7) Owner: GameStop Sweden AB

Offices and Distribution Center

Hammarvagen 5

232 37 Arlov, Scania

SWEDEN

There is no mortgage holder on this property

SCHEDULE 3.5(b)(ii)

LEASED PROPERTIES

GameStop, Inc. Distribution Center	11400 Interchange Drive, Suite 103, Louisville, KY 40229

GameStop, Inc. Offices	600 Willowbrook Lane, Suite 622, West Chester, PA 19382

Kongregate, Inc. Offices	450 Sansome Street, Suite 1200, San Francisco, CA 94111

Marketing Control Services, Inc. Offices	10 S. Jefferson St., Ste. 1400, Roanoke, VA 24011

Spawn Labs, Inc. Offices	11211 Taylor Draper Lane, Suite 200, Austin, TX 78759

Spring Communications Holding, Inc. & Simply Mac, Inc. Offices	3939 S. Wasatch Blvd., Suite 1, Salt Lake City, UT 84124

Sunrise Publications, Inc. Offices	724 North 1st Street, 4th Floor, Minneapolis, MN 55401

Also see attached files for store leased properties:

GameStop-SOCOM-GS Mobile Store List 2-2014.XLS

Spring Store List 2-2014.XLS

Simply Mac Store List 2-2014.XLS

SCHEDULE 3.6

DISCLOSED MATTERS

None

SCHEDULE 3.10

ERISA PLANS

1)	GameStop Employees’ Savings Plan—401 K plan for all eligible employees.

2)	GameStop Welfare Benefit Plan—provides medical, dental, vision and prescription drug insurance coverage for participating employees, including the Voluntary Term Life Benefits Plan, which provides life, voluntary life, accidental death and dismemberment and long-term disability insurance coverage to employees.

3)	GameStop Flexible Benefits Plan—provides spending benefits for participating employees for medical and dependent care expenses.

4)	GameStop Deferred Compensation Plan – deferred compensation plan for eligible executives.

SCHEDULE 3.13

SUBSIDIARIES

Name of Subsidiary and Ownership	Jurisdiction of Incorporation	Incorporation/ Organization Date	Class of Securities	No. of Shares Authorized	Shares or Other Equity Interest Outstanding
GameStop Corp. Publicly traded	Delaware	4/13/2005	Common Preferred	300,000,000 5,000,000	114,702,622 -0-

GameStop Finance S.à r.l. 100% owned by GameStop Corp.	Luxembourg	10/31/2008	Ordinary	16,250	16,250

GameStop Finance S.à r.l.– U.S. Branch	U.S. Branch of Luxembourg	11/3/2008	N/A	N/A	N/A

ELBO Inc. 100% owned by GameStop Corp.	Delaware	5/27/1998	Common	100	100

Marketing Control Services, Inc. 100% owned by GameStop Corp.	Virginia	7/21/2003	Common	1,000	100

Kongregate, Inc. 100% owned by GameStop Corp.	Delaware	5/22/2006	Common	200	200

GameStop, Inc. 100% owned by GameStop Corp.	Minnesota	3/23/1988	Class A Common Class B Common	1,000,000 13,000,000	1,000 4,000,000

Spawn Labs, Inc.[1]	Delaware	12/17/2004	Common	200	200
100% owned by GameStop Corp.

GS Mobile, Inc. 100% owned by GameStop Corp.	Delaware	7/22/2013	Common	100	100

Simply Mac, Inc. 100% owned by GameStop Corp.	Utah	7/18/2007	Common	10,000,000	2,084,870

1	To be dissolved within 60 days of the Effective Date.

Name of Subsidiary and Ownership	Jurisdiction of Incorporation	Incorporation/ Organization Date	Class of Securities	No. of Shares Authorized	Shares or Other Equity Interest Outstanding

Spring Communications Holding, Inc. 100% owned by GameStop Corp.	Delaware	5/25/2010	Common	2,500	1,000

Atlanta Cellular Services, Inc.[2] 100% owned by Spring Communications Holding, Inc.	Georgia	3/2/1992	Common	100	100

Wireless Etc., Inc.[3] 100% owned by Spring Communications Holding, Inc.	Georgia	9/13/1996	Common	10	10

Sunrise Publications, Inc. 100% owned by GameStop, Inc.	Minnesota	10/13/1994	Common	10,000,000	1,000,000

GameStop Texas Ltd. 100% owned by GameStop, Inc.	Delaware	5/21/2004	Common	1,000	100

SOCOM LLC 100% of member interests owned by GameStop Texas Ltd.	Delaware	7/28/2008	Membership	N/A	100%

EB International Holdings, Inc. 100% owned by ELBO Inc.	Delaware	3/21/2001	Common	1,000	100

GameStop Group Limited 100% owned by EB International Holdings Corp.	Ireland	6/23/2004	Ordinary	1,000,000	7,060

2	To be merged into Spring Communications Holding, Inc. within 60 days of the Effective Date.
3	To be merged into Spring Communications Holding, Inc. within 60 days of the Effective Date.

Name of Subsidiary and Ownership	Jurisdiction of Incorporation	Incorporation/ Organization Date	Class of Securities	No. of Shares Authorized	Shares or Other Equity Interest Outstanding
GameStop Ltd. 100% owned by GameStop Group Ltd.	Ireland	3/31/2004	Ordinary	1,000,000	100

GameStop UK Ltd. 100% owned by GameStop Group Ltd.	United Kingdom	11/12/2003	Ordinary	1,000,000	10,000

GameStop Global Holdings S.à r.l. 100% owned by EB International Holdings, Inc.	Luxembourg	10/31/2008	Ordinary	12,500	12,500

GameStop Europe Holdings S.à r.l. 100% owned by GameStop Global Holdings S.à r.l.	Luxembourg	7/28/2005	Ordinary	125	125

GameStop Europe Holdings S.à r.l. – U.S. Branch	U.S. branch of Luxembourg	1/26/2007	N/A	N/A	N/A

Electronics Boutique Canada Inc. 100% owned by EB International Holdings, Inc.	Ontario (Toronto)	4/22/1993	Common	Unlimited	4,457,425

Electronics Boutique Australia Pty. Ltd 100% owned by EB International Holdings, Inc.	Australia	2/27/1997	Common	10,000,000	10,000,000

Electronics Boutique Australia Pty. Ltd – New Zealand Branch 100% owned by Electronics Boutique Australia Pty. Ltd	New Zealand branch of Australia	5/18/1999	N/A	N/A	N/A

Name of Subsidiary and Ownership	Jurisdiction of Incorporation	Incorporation/ Organization Date	Class of Securities	No. of Shares Authorized	Shares or Other Equity Interest Outstanding
Jolt Online Gaming Limited[4] 100% owned by EB International Holdings, Inc.	Ireland	9/14/2007	Ordinary	1,000,000	320

GameStop Austria GmbH 100% owned by GameStop Europe Holdings S.à r.l.	Austria	10/13/2005	Capital	35,000	N/A

GameStop Denmark ApS 100% owned by GameStop Europe Holdings S.à r.l.	Denmark	11/28/2003	Ordinary	13,085	13,085

GameStop Oy 100% owned by GameStop Europe Holdings S.à r.l.	Finland	5/2/2005	Ordinary	1,000	1,000

Micromania GameStop SAS 100% owned by GameStop Global Holdings S.à r.l.	France	11/4/2008	Ordinary	2,407,394	2,407,394

Micromania Group SAS 98.56% owned by Gamestop France SAS, 1.44% owned by Herbe SAS	France	2/2/2005	Ordinary	112,642,820	112,642,820

Herbe SAS 100% owned by Micromania GameStop SAS	France	10/22/2005	Ordinary	1,037,679	1,037,679

Micromania SAS 99.93% owned by Micromania Group SAS, 0.07% owned by individual shareholders	France	3/25/1998	Ordinary	32,230,000	32,230,000

Dock Games SAS 100% owned by Micromania Group SAS	France	2/24/1994	Ordinary	1,000,000	1,000,000

4	To be dissolved within 90 days of the Effective Date.

Name of Subsidiary and Ownership	Jurisdiction of Incorporation	Incorporation/ Organization Date	Class of Securities	No. of Shares Authorized	Shares or Other Equity Interest Outstanding
Game On Line SAS 100% owned by Micromania Group SAS	France	5/26/2005	Ordinary	1,037,000	1,037,000

GameStop Deutschland GmbH 100% owned by GameStop Europe Holdings S.à r.l.	Germany	9/13/2000	Ordinary	50,000	50,000

GameStop Italy Srl 100% owned by GameStop Europe Holdings S.à r.l.	Italy	2/12/2004	Ordinary	100,000	100,000

GameStop Italy Holdings Srl[5] 100% owned by GameStop Europe Holdings S.à r.l.	Italy	12/30/2010	Ordinary	10,000	10,000

GameStop Norway AS 100% owned by GameStop Europe Holdings S.à r.l.	Norway	4/3/2001	Ordinary	1,809	1,809

GameStop Iberia S.L. 100% owned by GameStop Europe Holdings S.à r.l.	Spain	7/1/1991	Ordinary	10,100	10,100

GameStop Sweden AB 100% owned by GameStop Europe Holdings S.à r.l.	Sweden	9/13/1994	Ordinary	10,000	10,000

GameStop Schweiz GmbH 100 % owned by GameStop Europe Holdings S.à r.l.	Switzerland	11/22/1993	Ordinary	20,400	20,400

GameStop Europe Services Limited 100% owned by GameStop Europe Holdings S.à r.l.	Ireland	11/14/2012	Ordinary	1,000,000	1,000,000

Polarford Limited 100% owned by GameStop Europe Holdings S.à r.l.	Ireland	1/20/2014	Ordinary	451,000,000	451,000,000

5	To be dissolved within 30 days of the Effective Date.

SCHEDULE 3.14

INSURANCE

Coverage	Insurance Carrier	Policy Limit	Deductible	Renewal Date
Aviation & Hull Liability	Lloyds of London	$4,800,000 agreed value (1992 Challenger 601-3A, 10 passenger)	Nil	4/25/2014

Foreign Liability Coverage	Zurich American Ins. Co.	$1,000,000 General Liability	Nil	5/1/2014

$1,000,000 Employers Liability

		Same as above for Canada	Nil

Crime Insurance	Zurich	$10,000,000 per occurrence	$150,000 each loss (3-year policy $48,562 annually)	5/1/2014

International Cargo	Star Marine	$10,000,000 per shipment	$50,000 per shipment - $100,000 In-land transit US $111,955 US premium - $54,241 International	6/1/2014

Property “All Risk”	Zurich American Ins.	$250,000,000 per occurrence	$100,000 per occ.- $1 million business interruption.	6/1/2014
		Sub-limits:	Valuation: Retail price @ stores only
		$100,000,000 EQ/Flood - aggregate	$100,000 per occ. flood/EQ
		$15,000,000 New Madrid & CA EQ	5% (Min $100k Named Windstorm)

Property “All Risk”	Zurich Insurance Canada policy	$250,000,000 per occurrence	$25,000 per occ.$1 million business interruption Valuation: Retail price @ stores only	6/1/2014

Cyber/Privacy Liability Ins.	Chartis Specialty ($10 Million)	$20 Million Aggregate	$500,000—Technology E & O, Security & Privacy	9/14/2014
	Zurich Insurance ($10 Million)	Sublimits apply for various event types	250 - Affected Persons- Privacy Event
2 million Affected Persons-Privacy Event

Employed Lawyers Ins.	Chartis Insurance	$1,000,000 per occurrence	$25,000 each loss	11/12/2014

Directors & Officers Liability Insurance

Chartis Insurance. ($15 Million)

GAIC Insurance ($10 Million)

Liberty Mutual ($10 Million)

AWAC Insurance ($10 Million)

CV Starr Ins ($10 Million)

Freedom Spec Ins ($10 Million)

Berkley Insurance ($5 Million)

ACE Ins Side A ($15 Million)

		$85,000,000 per occurrence	Nil- Individual D & O’s $1,000,000 Corp. indemnity $2,500,000 SEC claims	11/12/2014

Fiduciary Liability	Chartis Insurance	$10,000,000 each loss (claims made)	$25,000 each loss - Edge Policy Form	11/12/2014

Multi Media Liability	Illinois Union Ins. (Chartis)	$1,000,000 per occurrence	$50,000 each loss	2/1/2015

Workers Compensation	Zurich Insurance Co.	Statutory	$250,000 per claim	2/1/2015

General Liability	Zurich Insurance Co.	$1,000,000 per occ/$20,000,000 general aggregate.	$250,000 per claim	2/1/2015

Automobile Liability	Zurich Insurance Co.	$1,000,000 per occurrence	Nil/Guaranteed Cost Program	2/1/2015

Excess/Umbrella Liability	ACE, Zurich, Great American &	$100,000,000[6] per occ/aggregate	Nil	2/1/2015
	St Paul Fire & Marine	Excess of all liability coverages.

Casualty Claim Services	Sedgwick CMS	Claims admin costs for above policies	Life of Claim pricing per occurrence	2/1/2015

Punitive Damages Liability	ACE Bermuda insurance Ltd.	$25,000,000 Per Occurrence Attachment; $1,000,000 or Primary policy	Nil	2/1/2015

Business Travel Accident	Chartis Insurance	Various Medical, Accidental Death and Dismemberment benefit amounts. Medical Extraction assistance, Medical Assistance, Security Assistance and Travel Assistance.	Nil	2/1/2016

Monopolistic State W/C	State Insurance Departments	Statutory limits	Nil	Various

ND, PR & WY	Self-Ins Fees (WA & OH)

Directors & Officers Liability Insurance (Kongregate, Inc.) Tail Policy	Scottsdale Insurance Company	$1,000,000 Per Occurrence $2,000,000 Aggregate	$2,500 each loss	6-Year premium payment, No renewal

6	Certificate is provided to various parties for informational purposes and does not list the entire amount of the insurance available under this policy.

SCHEDULE 3.16

BORROWER AFFILIATED GROUP TRANSACTIONS

None.

SCHEDULE 3.21

INTELLECTUAL PROPERTY

None.

SCHEDULE 5.1(h)

FINANCIAL REPORTING REQUIREMENTS

Monthly (30 Days after month end):

1.	Stock Ledger Report

Quarterly (45 Days after quarter end):

1.	Quarterly Financial Statements

2.	Compliance Certificate

Annual:

1.	Audited Annual Financial Statements (90 Days after year end)

2.	Consolidated Budget (30 Days after year end)

3.	Projected domestic and foreign sales and inventory levels for the Borrowers’ stores for each month of the following fiscal year (30 Days after year end)

SCHEDULE 6.1

INDEBTEDNESS

Loans Payable to Unaffiliated Persons

1)	$3,621,476, 5% note, dated October 31, 2013, issued by Spring Communications Holding, Inc. to Michael A. Freedman, an individual.

2)	$75,000, 0% note, dated July 31, 2013, issued by Atlanta Cellular Services, Inc. to Craig Kovel, an individual.

3)	$67,292, 0% note, dated July 31, 2013, issued by Atlanta Cellular Services, Inc. to Craig Kovel, an individual.

Intercompany Loans

1)	$650,000,000, 9% note issued by EB International Holdings, Inc. to GameStop Finance S.à r.l., US Branch.

2)	$230,000,000, 10% note issued by Micromania GameStop SAS (f/k/a GameStop France SAS) to GameStop Europe Holdings, US Branch.

Bank Guarantees

1)	See attached summary schedule of bank and corporate guarantees outstanding.

Corporate Guarantees

1)	See attached summary schedule of bank and corporate guarantees outstanding.

Foreign Exchange Contracts

1)	See attached schedule of FX contracts outstanding.

SCHEDULE 6.2

LIENS

Grantor	Secured Party	UCC Financing Statement File No. and File Date	Description of the Collateral
Simply Mac, Inc.	Ingram Micro Inc.	386267201035 October 15, 2010	All inventory of goods and merchandise now held or hereafter sold by Secured Party to Debtor, wherever located and whether now owned or hereafter owned or acquired by Debtor, and all additions and accessions thereto or therefore and any proceeds thereof or therefrom including but not limited to cash, accounts receivable, promissory notes, installment contracts, contract rights, chattel paper and instruments arising therefrom.[7]

Simply Mac, Inc.	De Lage Landen Financial Services, Inc.	400583201130 September 1, 2011	All equipment and inventory which is financed by Secured Party for Debtor, whether now owned or hereafter acquired by Debtor and whether in the possession of Debtor or rented or leased by Debtor or otherwise in the hands of third parties, and all accounts, contract rights, chattel paper, documents, general intangibles, payment intangibles and instruments arising from the sale, lease or rental of such equipment and inventory and all repossessions, returns, trade-ins, holdbacks, rebates, discounts, attachments, parts, accessories, accessions and replacements thereto and all proceeds thereon.[8]

7	To be terminated within 30 days of the Effective Date.
8	To be terminated within 30 days of the Effective Date.

Simply Mac, Inc.	Teach Data Corporation	429573201341 April 24, 2013	All goods, including, but not limited to, all inventory, and software sold to Debtor by Secured Party and all accounts arising from the sale of goods and software purchased from Secured Party by Debtor. The foregoing collateral description covers all goods, inventory, software and accounts of the Debtor as the same relate to purchases from Secured Party by Debtor.[9]

Catronix, Inc.	Alpine Electronics of America, Inc.	201200002754518 March 26, 2012	All inventory of goods and merchandise now held or hereafter sold by Secured Party to Debtor bearing the tradename(s) “Alpine” of Secured Party and all additions and accessions thereto or therefore and any proceeds thereof or therefrom including but not limited to cash, accounts receivable, promissory notes, installment contracts, contract rights, chattel paper and instruments arising therefrom.[10]

CW Sales, Inc. (d/b/a Cellular Communications)	State of Georgia Douglas County	May 2, 2013	Tax lien in the amount of $310.28[11]

CW Sales, Inc. (d/b/a Cellular Communications)	State of Georgia Whitfield	April 22, 2013	Tax lien in the amount of $174.29[12]

9	To be terminated within 30 days of the Effective Date.
10	To be terminated within 30 days of the Effective Date.
11	To be terminated/released within 30 days of the Effective Date.
12	To be terminated/released within 30 days of the Effective Date.

Wireless by George LLC	State Bank & Trust	110006559394 March 1, 2011	All inventory, equipment, vehicles, accounts (including but not limited to all health-care-insurance receivables), chattel paper, Instruments (including but not limited to all promissory notes), letter-of-credit rights, letters of credit, documents, deposit accounts, investment property, money, other rights to payment and performance, and general Intangibles (including but not limited to all software and all payment Intangibles); all oil, gas and other minerals before extraction; all oil, gas, other minerals and accounts constituting as-extracted collateral; all fixtures; all timber to be cut; all attachments, accessions, accessories, fittings, increases, tools, parts, repairs, supplies, and commingled goods relating to the foregoing property, and all additions, replacements of and substitutions for all or any part of the foregoing property; all insurance refunds relating to the foregoing property; all good will relating to the foregoing property: all records and data and embedded software relating to the foregoing property, and all equipment, inventory end software to utilize, create, maintain and process any such records and data on electronic media: end all supporting obligations relating to the foregoing property; all whether now existing or hereafter arising, whether now owned or hereafter acquired or whether now or hereafter subject to any rights in the foregoing property; and all - products and proceeds (including but not limited to all insurance payments) of or relating to the foregoing property.[13]

13	To be terminated within 30 days of the Effective Date.

SCHEDULE 6.4

INVESTMENTS

Preferred Equity Certificates

1)	$650,000,000 of 8% CPECs issued by GameStop Finance S.à r.l. to GameStop Corp.

2)	€47,505,729 of 5.75% Series A CPECs issued by GameStop Global Holdings S.à r.l. to EB International Holdings, Inc.

3)	€500,000,000 of 5.75% Series B CPECs issued by GameStop Global Holdings S.à r.l. to EB International Holdings, Inc.

4)	€288,000,000 of PPCPECs issued by GameStop Europe Holdings S.à r.l. to GameStop Global Holdings S.à r.l.

Preferred Equity Shares

1)	427,873 Preferred A shares issued by Playjam Holdings Limited to EB International Holdings, Inc. with a notional value of £3.80 per share.

Preferred Membership Interests

1)	15,365,098 preferred membership units issued by MovieStop LLC to GameStop, Inc. with a notional value of $1.00 per share.

Exhibit A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]14 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]15 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]16 hereunder are several and not joint.]17 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[14]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[15]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[16]	Select as appropriate.
[17]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrowers: GameStop Corp., GameStop, Inc., Sunrise Publications, Inc., Elbo Inc., EB International Holdings, Inc., Kongregate Inc., GameStop Texas Ltd., Marketing Control Services, Inc., SOCOM LLC, Spawn Labs, Inc., Simply Mac, Inc., Spring Communications Holding, Inc. and GS Mobile, Inc.

4.	Agent: Bank of America, N.A., as Administrative Agent and Collateral Agent under the Credit Agreement.

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of March 25, 2014, by and between, among others, (i) the Borrowers, (ii) the Lenders party thereto from time to time, (iii) Bank of America, N.A., as Agent (in such capacities, the “Agent”) for itself and the other Credit Parties, and (iv) Bank of America, N.A., as Issuing Bank.

7.	Assigned Interest[s]:

Assignor[s][18]	Assignee[s][19]	Aggregate Amount of Commitment/Loans for all Lenders[20]	Amount of Commitment/ Loans Assigned[21]	Percentage Assigned of Commitment/ Loans[22]
		$	$	%
		$	$	%

[7.	Trade Date: ][23]

[18]	List each Assignor, as appropriate.
[19]	List each Assignee, as appropriate.
[20]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[21]	Subject to minimum amount requirements pursuant to Section 9.5(b) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 9.5(b) of the Credit Agreement.
[22]	Set forth, to at least 9 decimals, as a percentage of the Commitments/ Loans of all Lenders thereunder.
[23]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20    [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ASSUMPTION FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][24] Accepted: BANK OF AMERICA, N.A., as [Agent] [Issuing Bank]

By:
Name:
Title:

[24]	To the extent that (i) the Agent’s consent is required under Section 9.5 of the Credit Agreement, or (ii) the Issuing Bank’s consent is required under Section 9.5 of the Credit Agreement.

[Consented to:][25] GAMESTOP CORP., as Lead Borrower

By:
Name:
Title:

[25]	To the extent required under Section 9.5 of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Amended and Restated Credit Agreement, dated as of March 25, 2014, by and among (i) the Borrowers, (ii) the Lenders party thereto from time to time, (iii) Bank of America, N.A. as administrative agent and collateral agent (in such capacities, the “Agent”) for itself and the other Credit Parties, and (iv) Bank of America, N.A., as Issuing Bank.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.5 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4. Fees. Unless waived by the Agent in accordance with Section 9.5(b) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

Exhibit B-1

Form of Revolving Note

REVOLVING NOTE

$	,

FOR VALUE RECEIVED, the undersigned, (singly, a “Borrower”, and collectively, the “Borrowers”, together with successors and assigns) jointly and severally promise to pay to the order of             (hereinafter, together with its successors in title and assigns, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, the principal sum of             ($            ), or, if less, the aggregate unpaid principal balance of Revolving Loans made by the Lender to or for the account of any Borrower outstanding as of the Termination Date pursuant to the Second Amended and Restated Credit Agreement dated as of March 25, 2014 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and between, among others, (i) the Borrowers, (ii) the Lenders named therein, (iii) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Credit Parties (in such capacities, the “Agent”), and as Swingline Lender, and (iv) Bank of America, N.A., as Issuing Bank, with interest, fees, expenses, and costs at the rate and payable in the manner stated therein.

This is a “Revolving Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Revolving Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Revolving Loans, the accrual of interest thereon, and the repayment of such Revolving Loans, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.

No delay or omission by the Agent or the Lender in exercising or enforcing any of Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

Each Borrower, and each endorser and guarantor of this Revolving Note, waives presentment, demand, notice, and protest, except for notices expressly provided for in the Credit Agreement or any other Loan Document, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Revolving Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Revolving Note.

This Revolving Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Revolving Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Revolving Note. Each reference in this Revolving Note to each Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Revolving Note may seek contribution from any other Person also obligated unless and until all liabilities, obligations and indebtedness to the Lender of the Person from whom contribution is sought have been satisfied in full.

The Borrowers agree that any suit for the enforcement of this Revolving Note or any other Loan Document may be brought in any court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Revolving Note or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts with respect to any such action.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Revolving Note, is relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS REVOLVING NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[This Revolving Note amends and restates in its entirety that certain Revolving Note dated as of [            ], made payable by certain of the Borrowers in favor of the Lender in the original principal amount of $            .]

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers have caused this Revolving Note to be duly executed as of the date set forth above.

BORROWERS:

GAMESTOP CORP.
GAMESTOP, INC.
SUNRISE PUBLICATIONS, INC.
ELBO INC.
EB INTERNATIONAL HOLDINGS, INC.
KONGREGATE INC.
SPAWN LABS, INC., as Borrowers

By:
Name:
Title:

GAMESTOP TEXAS LTD.
SIMPLY MAC, INC.
SPRING COMMUNICATIONS HOLDING, INC.
GS MOBILE, INC., as Borrowers

By:
Name:
Title:

MARKETING CONTROL SERVICES, INC., as a Borrower

By:
Name:
Title:

SOCOM LLC, as a Borrower

By:
Name:
Title:

Exhibit B-2

Form of Swingline Note

SWINGLINE NOTE

$25,000,000.00	March 25, 2014

FOR VALUE RECEIVED, the undersigned (singly, a “Borrower” and collectively, the “Borrowers”, together with successors and assigns), jointly and severally promise to pay to the order of BANK OF AMERICA, N.A., a national banking association, with its offices at 100 Federal Street, Boston, Massachusetts 02110 (hereinafter, together with its successors in title and assigns, the “Swingline Lender”) the aggregate unpaid principal balance of Swingline Loans made to or for the account of any of the Borrowers outstanding as of the Termination Date pursuant to the Second Amended and Restated Credit Agreement of even date (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and between, among others, (i) the Borrowers, (ii) the Lenders from time to time party thereto, (iii) Bank of America, N.A., as Administrative Agent and Collateral Agent for the Credit Parties (in such capacities, the “Agent”), and as Swingline Lender, and (vi) Bank of America, N.A., as Issuing Bank, with interest, fees, expenses, and costs at the rate and payable in the manner stated therein.

This is the “Swingline Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The principal of, and interest on, this Swingline Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to acceleration as provided therein.

The Agent’s books and records concerning the Swingline Loans, the accrual of interest thereon, and the repayment of such Swingline Loans, shall be prima facie evidence of the indebtedness to the Swingline Lender hereunder, absent manifest error.

No delay or omission by the Agent and/or the Swingline Lender in exercising or enforcing any of the Agent’s or Swingline Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

Each Borrower, and each endorser and guarantor of this Swingline Note, waives presentment, demand, notice, and protest, except for notices expressly provided for in the Credit Agreement or any other Loan Document, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Swingline Lender with respect to this Swingline Note and/or any Collateral given to secure this Swingline Note or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrowers or any other Person obligated on account of this Swingline Note.

This Swingline Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Swingline Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Swingline Note, are joint and several, provided, however, the release by the Swingline Lender or by the Agent of any one or more such Persons shall not release any other Person obligated on account of this Swingline Note. Each reference in this Swingline Note to each Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swingline Note may seek contribution from any other Person also obligated unless and until all liabilities, obligations and indebtedness to the Swingline Lender of the Person from whom contribution is sought have been satisfied in full.

The Borrowers agree that any suit for the enforcement of this Swingline Note or any other Loan Document may be brought in any court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Swingline Note or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts with respect to any such action.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Swingline Lender and the Agent, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Swingline Note, are relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWINGLINE LENDER BY ITS ACCEPTANCE HEREOF, WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWINGLINE NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS SWINGLINE NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers have caused this Swingline Note to be duly executed as of the date set forth above.

BORROWERS:

GAMESTOP CORP.
GAMESTOP, INC.
SUNRISE PUBLICATIONS, INC.
ELBO INC.
EB INTERNATIONAL HOLDINGS, INC.
KONGREGATE INC.
SPAWN LABS, INC., as Borrowers

By:
Name:
Title:

GAMESTOP TEXAS LTD.
SIMPLY MAC, INC.
SPRING COMMUNICATIONS HOLDING, INC.
GS MOBILE, INC., as Borrowers

By:
Name:
Title:

MARKETING CONTROL SERVICES, INC., as a Borrower

By:
Name:
Title:

SOCOM LLC, as a Borrower

By:
Name:
Title:

Exhibit C

Form of Opinion of Counsel to Borrowers

March 25, 2014

Bank of America, N.A., as Agent for the Credit Parties, and the other Lenders party to the Amended Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to (a) GameStop Corp., a Delaware corporation (“GameStop”), (b) GameStop, Inc., a Minnesota corporation (“GSI”), (c) Sunrise Publications, Inc., a Minnesota corporation (“Sunrise”), (d) ELBO Inc., a Delaware corporation (“ELBO”), (e) EB International Holdings, Inc., a Delaware corporation (“EB International”), (f) Kongregate Inc., a Delaware corporation (“Kongregate”), (g) GameStop Texas Ltd., a Delaware corporation (“GS Texas”), (h) Marketing Control Services, Inc., a Virginia corporation (“MCS”), (i) SOCOM LLC, a Delaware limited liability company (“SOCOM”), (j) Spawn Labs, Inc., a Delaware corporation (“Spawn Labs”), (k) Simply Mac, Inc., a Utah corporation (“Simply Mac”), (l) Spring Communications Holding, Inc., a Delaware corporation (“Spring”), and (m) GS Mobile, Inc., a Delaware corporation (“GS Mobile,” and together with GameStop, GSI, Sunrise, ELBO, EB International, Kongregate, GS Texas, MCS, SOCOM, Spawn Labs, Simply Mac and Spring, the “Borrowers”), in connection with that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2014 (the “Closing Date”), by, among others, the Borrowers, the Lenders party thereto and Bank of America, N.A., as Agent and Issuing Bank (the “Amended Credit Agreement”).

References herein to the “NYUCC”, the “DEUCC”, and the “UTUCC” shall refer to the Uniform Commercial Code as adopted in the States of New York, Delaware, and Utah, respectively. The NYUCC, DEUCC, and UTUCC are hereinafter referred to together as the “UCC”. Capitalized terms used herein without definition have the same meanings as in the Amended Credit Agreement. Unless otherwise defined herein or in the Amended Credit Agreement, terms used in this opinion letter which are defined in the NYUCC shall have the meanings provided therein.

In connection herewith, we have examined:

the Amended Credit Agreement;

each Revolving Credit Note, dated the Closing Date, and made by the Borrowers to the applicable Lender (collectively, the “Notes”);

the Second Amended and Restated Security Agreement, dated as of the Closing Date, among GameStop and the Subsidiary Borrowers party thereto and the Agent (the “Security Agreement”);

the Second Amended and Restated Pledge Agreement, dated as of the Closing Date, among GameStop and the Subsidiary Borrowers party thereto and the Agent (the “Pledge Agreement”);

the Second Amended and Restated Patent and Trademark Security Agreement, dated as of the Closing Date, among GameStop and the Subsidiary Borrowers party thereto and the Agent (the “Patent and Trademark Agreement”);

the Copyright Security Agreement, dated as of the Closing Date, among Simply Mac and the Agent (the “Copyright Agreement”);

the Confirmation, Ratification and Amendment of Ancillary Loan Documents, dated as of the Closing Date, among GameStop and the other Borrowers party thereto and the Agent (the “Confirmation Agreement”);

the Joinder to Fee Letter, dated as of the Closing Date, among GS Mobile, Spawn Labs, Simply Mac, Spring and the Agent (the “Joinder to Fee Letter”)

the officer’s certificate, dated as of the Closing Date, of GameStop as Lead Borrower, delivered in connection with Section 4.1(e) of the Amended Credit Agreement;

the certificate of incorporation, articles of incorporation, or the certificate of formation, as applicable, of each of GameStop, ELBO, EB International, Kongregate, GS Texas, SOCOM, Spawn Labs, Simply Mac, Spring and GS Mobile (collectively, the “Non-MN/VA Borrowers” and each, a “Non-MN/VA Borrower”), as identified on Schedule I (each, a “Charter”);

the by-laws or the limited liability company operating agreement, as applicable, of each of the Non-MN/VA Borrowers, each as in effect on the date hereof and provided to us by GameStop (together with the Charters of each of the Non-MN/VA Borrowers, the “Organizational Documents”);

certificates of legal existence and good standing for each of the Non-MN/VA Borrowers as identified on Schedule II;

certificates of the Secretary or Assistant Secretary of each Non-MN/VA Borrower certifying as to its Organizational Documents, resolutions and incumbency of officers;

Officer’s Certificate of (i) Robert A. Lloyd, Executive Vice President and Chief Financial Officer of GameStop, ELBO, EB International and Kongregate, in the form attached hereto as Exhibit A-1, (ii) Robert A. Lloyd, Chief Financial Officer of GS Texas, Spawn Labs, Simply Mac, Spring, and GS Mobile, in the form attached hereto as Exhibit A-2, and (iii) Marc Summey, President of SOCOM, in the form attached hereto as Exhibit A-3 (collectively, the “Officer’s Certificates”), and the documents described on Annex A attached to each of the Officer’s Certificates (the “Reviewed Documents”);

the form of Uniform Commercial Code financing statements attached hereto as Exhibit B naming Spawn Labs, Simply Mac, Spring, or GS Mobile, as applicable, as debtor and the Agent, as secured party, to be filed, in the case of Simply Mac, with the Utah Secretary of State or, in the case of Spawn Labs, Spring and GS Mobile, with the Delaware Secretary of State (each a “Financing Statement”); and

certificates and statements of officers of each of the Borrowers, representations and warranties of the Borrowers in the Loan Documents and certificates and statements of public officials with respect to certain factual matters.

The documents referenced as items (1) through (8) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Borrowers, certificates of public officials and officers of Borrowers, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures (other than those of the Borrowers to the Transaction Documents), the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations and warranties made in or pursuant to the Transaction Documents and the Loan Documents and certificates and statements of appropriate representatives of the Borrowers.

In connection herewith, we have assumed that, other than with respect to the Borrowers, all of the Transaction Documents have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such Transaction Documents, all of the signatories to such Transaction Documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Transaction Documents.

We have also assumed, with your permission, that (a) each of GSI and Sunrise (together, the “MN Borrowers,” and each, a “MN Borrower”) was duly incorporated and remains validly existing and in good standing under the laws of the State of Minnesota, (b) MCS was duly incorporated and remains validly existing and in good standing under the laws of the Commonwealth of Virginia, (c) the execution and delivery by each of the MN Borrowers and MCS of the Transaction Documents to which it is a party and the performance by such Borrower of its obligations thereunder are within its corporate power and has been duly authorized by all necessary corporate action on its part, (d) each of the Transaction Documents to which each MN Borrower and/or MCS is a party has been duly executed and delivered by such Borrower, and (e) the execution and delivery by each MN Borrower and by MCS of the Transaction Documents to which it is a party and the performance by such Borrower of its obligations thereunder does not result in any violation by such Borrower of the provisions of its Organizational Documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	Based solely on the good standing certificates listed on Schedule II hereto, (a) each of GameStop, ELBO, EB International, Kongregate, GS Texas, Spring and GS Mobile is validly existing as a corporation, in good standing under the laws of the State of Delaware, (b) SOCOM is validly existing as a limited liability company, in good standing under the laws of the State of Delaware, and (c) Simply Mac is validly existing as a corporation, in good standing under the laws of the State of Utah.

2.	Based solely on the good standing certificates listed on Schedule II hereto, each of the Borrowers is duly qualified or admitted to transact business and is in good standing as a foreign corporation or limited liability company, as applicable, in the applicable jurisdictions set forth on Schedule II hereto.

3.	The execution and delivery by each Non-MN/VA Borrower of the Transaction Documents to which it is a party and the performance by each Non-MN/VA Borrower of its obligations thereunder are within its corporate or limited liability company, as applicable, power and have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Non-MN/VA Borrower.

4.	Each of the Transaction Documents has been duly executed and delivered by each Non-MN/VA Borrower party thereto. Each of the Transaction Documents (other than the Notes) constitutes the valid and binding obligation of each of the Borrowers to the extent that it is a party thereto, enforceable against each of the Borrowers to the extent that it is a party thereto in accordance with its terms, and each Note, when executed and delivered for value received, will constitute the valid and binding obligation of the Borrowers thereunder, enforceable against such Borrowers in accordance with its terms.

5.	No consent, approval, authorization or other action by, and no notice to or filing with, any federal, New York State or Utah State governmental authority or regulatory body, that we, based on our experience, recognize as applicable to each Borrower in a transaction of this type, is required for the due execution, delivery and performance by each of the Borrowers of its obligations under the Transaction Documents to which it is a party, except for such consents, approvals, filings or registrations that have been obtained or made on or prior to the date hereof and are in full force and effect.

6.	Except as set forth on Schedule 3.6 to the Amended Credit Agreement, we hereby confirm to you that, to our knowledge, there are no actions, suits, proceedings, claims or disputes pending or overtly threatened by written communication to any Borrower, before any federal, New York or Utah Governmental Authority, that calls into question the validity of the Transaction Documents to which it is a party or the legal ability of any Borrower to perform any of its obligations under the Transaction Documents or the Loan Documents to which it is a party.

7.	The execution and delivery by each Non-MN/VA Borrower of the Transaction Documents and the performance by each Non-MN/VA Borrower of its obligations thereunder do not result in any violation by such Non-MN/VA Borrower of the provisions of its Organizational Documents.

8.	The execution and delivery by each Borrower of the Transaction Documents to which it is a party and the performance by each Borrower of its obligations thereunder do not result in (a) any violation by such Borrower of (i) any provision of federal, New York State or Utah State law that we, based on our experience, recognize as applicable to such Borrower in a transaction of this type or (ii) to our knowledge, any order, writ, judgment or decree of any federal, New York State or Utah State court or governmental authority or regulatory body having jurisdiction over such Borrower or any of its material properties that names or is specifically directed to such Borrower, or (b) a breach or default or require the creation or imposition of any security interest or lien upon such Borrower’s properties pursuant to any Reviewed Document, other than the security interests created by the Security Agreement and the Pledge Agreement and any rights of set-off or other liens in favor of the Agent or the Lenders arising under any of the Transaction Documents or applicable law.

9.	If used solely for the purposes contemplated by Section 5.13 of the Amended Credit Agreement and in compliance with Section 3.19 of the Amended Credit Agreement and assuming that the value of any “margin stock,” including stock that is repurchased by GameStop but is not retired, held by any Borrower does not exceed 25% of the assets of such Borrower and does not exceed 25% of the consolidated assets of such Borrower and its Subsidiaries, no part of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Sections 220, 221 and 224, respectively.

10.	The Security Agreement is in a form sufficient to create in favor of the Lenders (the “Secured Party”) to secure the Secured Obligations (as defined therein), a valid security interest in all right, title and interest of Spawn Labs, Spring, GS Mobile, and Simply Mac, in and to the Collateral (as defined therein), to the extent that a security interest can be created by the execution and delivery of a security agreement under the NYUCC. Assuming (a) Spawn Labs, Spring, GS Mobile, and Simply Mac have rights in such Collateral and (b) the Secured Party has given value within the meaning of Section 9-203(b)(1) of the NYUCC, upon the filing of the applicable Financing Statement with the Secretary of State of the State of Delaware or the Secretary of the State of Utah, as applicable, and the payment of all applicable fees, such security interest will constitute a perfected security interest in all right, title and interest of in and to such Collateral to the extent perfection of a security interest in the Collateral may be perfected by the filing of a financing statement under Article 9 of the DEUCC or under Article 9 of the UTUCC, as applicable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)

Wherever this opinion letter refers to matters “known to us,” or to our “knowledge,” or words of similar import, such reference means that, during the course of our representation of the Borrowers, we have requested information from each Borrower concerning the matter referred to and no information has come to the attention of (either as a result of such request for information or otherwise) the attorneys of our Firm currently devoting substantive attention or a material amount of time thereto, which has given us actual knowledge of the existence (or absence) of facts to the contrary. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of each Borrower. Without limiting the foregoing, with respect to our opinions in paragraphs 6 and 8 above, we have not conducted a search of the dockets of any court or administrative or other regulatory agency or of any computer or electronic database.

(b)	Our opinions herein reflect only the application of (i) applicable laws of the State of New York (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion), (ii) the federal laws of the United States (excluding the federal securities, environmental, employee benefit, pension, tax and antitrust laws, as to which we express no opinion), (iii) to the extent required by the foregoing opinions, the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6, §§101-1916 (2014)) (excluding any and all rules and regulations issued thereunder and executive and judicial interpretations thereof) and the General Corporation Law of the State of Delaware (Del. Code Ann. Tit. 8, §§101-619 (2014)) (excluding any and all rules and regulations issued thereunder and executive and judicial interpretations thereof), and (iv) solely with respect to the opinions set forth in clause (c) of paragraph 1, paragraph 3, paragraph 5, paragraph 6, paragraph 7, clause (a)(i) of paragraph 8, and paragraph 10, applicable laws of the State of Utah (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion). We note to you that the attorneys who prepared and delivered this opinion letter are not licensed in the State of Delaware and, accordingly, with your permission, for purposes of the opinions herein expressed in respect of the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, we have based such opinions solely on a review of a standard compilation thereof (and not any regulations or judicial interpretations thereof). With respect to our opinions in paragraph 10 above with respect to the DEUCC, we have reviewed and relied solely upon the Uniform Commercial Code of such State, as reported to be effective in such State in Secured Transactions Guide (CCH) as available at http://intelliconnect.cch.com as of the date hereof, without any further review of the law of any such jurisdiction (including, without limitation, the application or impact of other laws, cases, decisions, rules or regulations of such State). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We note that, (1) with respect to the laws of the State of Minnesota, you have obtained the opinion letter of Fredrikson & Byron, P.A., special counsel to the MN Borrowers in such jurisdiction, and (2) with respect to the laws of the Commonwealth of Virginia, you have obtained the opinion letter of McGuireWoods LLP, special counsel to MCS in such jurisdiction.

(c)	Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. Our opinions contained herein are also limited by the qualification that certain other provisions of the Transaction Documents may be further limited or rendered unenforceable by applicable law, but the inclusion of such provisions does not affect the validity as against each Borrower of the Transaction Documents to which it is a party as a whole or, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Agent and the Lenders by the Transaction Documents legally inadequate for the practical realization of the principal benefits and/or security purported to be provided thereby.

(d)	Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e)	We express no opinion as to:

(i) the enforceability of any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Borrowers or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflict of laws or any provision of any Transaction Document relating thereto, or (H) provide for or grant a power of attorney;

(ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) rights of set-off, (C) any provisions purporting to provide to the Agent, the Secured Parties or Lenders the right to receive costs and expenses beyond those reasonably incurred by it or (D) provisions in the Transaction Documents whose terms are left open for later resolution by the parties;

(iii) the enforceability of provisions in any Transaction Document to the effect that terms may not be waived or modified except in writing;

(iv) the validity, binding effect or enforceability of any provisions relating to attorneys’ or trustees’ fees;

(v) whether a subsidiary may guarantee or otherwise be liable for, or pledge its assets to secure, indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes;

(vi) the validity, binding effect or enforceability of any provision in any of the Transaction Documents which purports (A) to permit the Lenders to sell or otherwise dispose of any collateral subject thereto, or enforce any other remedy thereunder (including, without limitation, any self-help or taking possession remedy), except in compliance with the UCC, applicable Federal laws of the United States, and other applicable state and local laws, (B) to impose on any person or entity standards of care for collateral in such person’s or such entity’s possession or control other than as provided in Section 9-207 of the UCC, (C) to provide for a security interest in the proceeds of any collateral subject thereto, nor do we express any opinion as to perfection thereof, except as provided by UCC Section 9-315, (D) to entitle the Lenders, as a matter of right, to the appointment of a receiver after the occurrence of a default or (E) to limit the ability of any Borrower or any other person or entity to transfer voluntarily or involuntarily (by way of sale, creation of a security interest, attachment, levy, garnishment or other judicial process) its right, title or interest in or to any collateral subject thereto, except as provided by UCC Sections 8-204 and 9-406, 9-407 and 9-408; provided that such limitations on the enforceability of any such provisions do not, in our opinion, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Lenders by the Transaction Documents legally inadequate for the practical realization of the principal benefits and/or security purported to be provided thereby;

(vii) the validity, binding effect or enforceability of any purported waiver under any of the Transaction Documents, or any purported consent thereunder, relating to the rights of the Borrowers or any other person or entity (including, without limitation, the marshalling of assets, reinstatement and rights of redemption, if any), or duties owing to it, existing as a matter of law (including, without limitation, any waiver of any provision of the UCC) except to the extent the Borrowers or such other person or entity may so waive or consent and has effectively so waived or consented (whether in any of the Transaction Documents or otherwise) in accordance with UCC Section 9-602 or other applicable laws, rules or regulations; provided that such limitations on the enforceability of any such provisions do not, in our opinion, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Lenders by the Transaction Documents legally inadequate for the practical realization of the principal benefits and/or security purported to be provided thereby;

(viii) the validity, binding effect or enforceability of the security interests under any of the Transaction Documents in any item of the collateral subject to any restriction on or prohibition against transfer contained in any security, instrument or document evidencing or relating to such item except to the extent provided in UCC Section 9-406;

(ix) the existence or sufficiency of the Borrowers’ rights in or title to any of the collateral; the creation, attachment or perfection of any security interest in any part of the collateral other than as expressly set forth in paragraph 10; or the priority of the security interests referred to therein against any financing statement (including the Financing Statement), security interest, mortgage, lien or other encumbrance on or covering any collateral subject to any of the Loan Documents in favor of any other person or entity;

(x) any item of collateral which is subject to any statute, rule, regulation or treaty of the United States (or any department or agency thereof) which provides for national or international registration for the creation or perfection of a security interest or which specifies a place of filing different from that specified in the UCC to create or perfect a security interest or the security interests in any property or other interests in property of the Borrower which may be considered to be located outside of the United States and are subject to the effect of any applicable foreign laws, rules, regulations or equitable principles;

(xi) any collateral which consists of as-extracted collateral or timber to be cut or goods that are or are to become fixtures;

(xii) any collateral to the extent such collateral is the subject of any transaction described in Section 9-109(c) or (d) of the UCC;

(xiii) the status of the Lender’s security interests in any personal property as to which the filing of a financing statement is not an effective method of perfection under the UCC;

(xiv) the validity, binding effect or enforceability of any provision that purports to limit or affect the enforceability of a waiver of a right of redemption;

(xv) the validity, binding effect or enforceability of any provision that purports to impose limitations on attorneys’ fees; and

(xvi) the validity, binding effect or enforceability of any provision that purports to provide for late charges, prepayment charges or yield maintenance charges, liquidated damages or “penalties” or acceleration of future amounts owing (other than principal) without appropriate discount to present value.

(f)	In addition, our opinions in paragraph 10 are subject to (i) the limitations with respect to buyers in the ordinary course of business imposed by Section 9-320 and 9-330 of the UCC, (ii) all relevant provisions of and limitations contained in the UCC, including, without limitation, the limitations with respect to chattel paper, financial assets, documents, deposit accounts, goods covered by documents, investment property, letter of credit rights, money, instruments, securities and securities entitlements imposed by UCC Sections 8-302, 9-312 and 9-331, (iii) the provisions of UCC Sections 9-203(b)(1), 9-204(b), 9-334, 9-335 and 9-336 and (iv) Section 552 of the Bankruptcy Code, which limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(g)	Our opinion in paragraph 10 above is also subject to the following assumptions: (i) that none of the personal property that constitutes Collateral are (A) goods covered by a “certificate of title” or (B) “consumer goods,” as those terms are defined in the UCC; and (ii) that none of the securities are (A) an “investment company security” (within the meaning of Section 8-103(b) of the UCC) or (B) dealt in or traded on securities exchanges or in securities markets.

(h)

Our opinion in paragraph 10 above is further subject to the assumption that the Financing Statement contains the correct name and mailing address of the secured party and that the debtor has not changed its name, identity or organizational structure. We call your attention to Section 9-507 of the DEUCC and Section 9-507 of the UTUCC, which provide that where the debtor so changes its name that a filed financing statement becomes seriously misleading, the filing is not effective to perfect a security interest in collateral acquired by the debtor more than four months after the change, unless an amendment to the financing statement which renders the financing statement not seriously misleading is filed within four months after the change. In addition, we note that under the provisions of the DEUCC and the UTUCC, the Financing Statement

will lapse five years from the date of filing unless a proper continuation statement is filed within six months prior to the expiration of the five-year period. In rendering our opinions expressed herein, we have assumed that the Financing Statement has not lapsed, or been modified, terminated or released.

(i)	In rendering the opinions expressed in Paragraphs 6 and 8 above, we give no opinion as to the impact of actions referenced therein under or with respect to any provision in any of the Reviewed Documents which requires compliance with any financial measure, test or ratio.

We do not render any opinions except as set forth above. This opinion letter is being delivered by us solely for your benefit pursuant to the provisions of Section 4.1(b) of the Amended Credit Agreement. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance, except that permitted assigns of any Lender may rely on this opinion letter as if it were addressed to them. Notwithstanding the foregoing, you may deliver copies of this opinion letter (a) to bank examiners and other governmental regulatory agencies having jurisdiction over you should they request a copy hereof in connection with their normal examinations, (b) to your independent accountants, attorneys and other professional advisors acting on your behalf in connection with the transactions contemplated by the Transaction Documents or the Loan Documents, (c) to designated persons pursuant to order or legal process of any court or governmental authority of competent jurisdiction, (d) pursuant to subpoena, request for production of documents or other discovery request or in connection with the defense by the Agent or any Lender of any legal action arising out of the transactions contemplated by the Loan Documents, (e) in connection with any legal action commenced by the Agent or any Lender with respect to this opinion letter, and (f) to prospective permitted assigns of any Lender or any of the Notes and any prospective permitted Participant, provided that no such parties shall be permitted to rely on this opinion letter.

Very truly yours,

EXHIBIT D

GameStop Corp.

Borrowing Base Certificate

Fiscal Month Ended

Inventory

			Cost
Ending Inventory balance per BRIAN, as of:
(net of magazine and refurb labor SKU’s)
Less: Internal Warranties
Less: RTV’s
Less: One Month Shrink Accrual
Less: Defective and Refurbishment Parts
Less: Landlord Liened Inventory
Eligible Inventory per BRIAN, as of:			—
Inventory Advance Rate:
90% of avg. annual NOLV (92.5% for Aug 1 - Oct 31)
Avg. Annual Appraised NOLV	0.0%
	90.0%
Appr NOLV * 90%	0.0%
Inventory Availability Before Reserves			—
Less: Gift Certificates (30%)		30.0%	—
Merchandise Credits (30%)		30.0%	—
Customer Deposit Reserve (30.0%)		30.0%	—

Rent Reserve (1 month rent PA, VA, WA)		#
Total Availability Reserves			—
Inventory Availability			—
Credit Card Receivables
Eligible Credit Card Receivables	90%		—
Total Inventory and Credit Card Receivables Availability			—
Total Loan Cap			400,000,000
Total Borrowing Base			—
GameStop Corp. (“The Lead Borrower”)
Availability Calculation
Beginning Principal Balance			—
Add advances			—
Add fees charged
Less paydowns
Ending principal balance			—
Add est. accrued MTD interest
Add Documentary Letters of Credit			—
Add Standby Letters of Credit
Add Bankers’ Acceptances

Total liability prior to request		—
Not to exceed	$400,000,000
Net availability prior to today’s request		—
Today’s Advance Request		—
Net availability including today’s request		—

The undersigned, a Financial Officer (as defined in the Credit Agreement referred to below) of GameStop Corp. (the “Lead Borrower”), represents and warrants that (a) the information set forth above and the supporting documentation delivered in connection herewith have been prepared in accordance with the requirements of that certain Second Amended and Restated Credit Agreement dated as of March 25, 2014 (as amended, modified, supplemented or renewed from time to time, the “Credit Agreement”) by, among others, (i) the Lead Borrower, (ii) the other Borrowers party thereto, (iii) the Lenders referred to therein, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”); (b) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing; and (c) all or a portion of the advance requested hereby will be set aside by the Borrowers to cover 100% of the Borrowers’ obligation for sales tax on account of sales since the most recent borrowing under the Credit Agreement

GAMESTOP CORP., as the Lead Borrower

By:
Name:

Title:	(a Financial Officer of the Lead Borrower)

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

To:	Bank of America, N.A.	Date:
100 Federal Street
Boston, Massachusetts 02110
Attention: Mr. Stephen J. Garvin

Re: Second Amended and Restated Credit Agreement dated as of March 25, 2014 (as amended, modified, supplemented or renewed from time to time the “Credit Agreement”) by and among GAMESTOP CORP. (the “Lead Borrower”), the other Borrowers party thereto, the Lenders referred to therein and Bank of America, N.A., as administrative agent and collateral agent for the Credit Parties (in such capacities, the “Agent”).

The undersigned, a duly authorized and acting Financial Officer of the Lead Borrower, hereby certifies to you as follows:

10.	Attached hereto as Appendix I are calculations with respect to the Fixed Charge Coverage Ratio as required by Section 5.1(d) of the Credit Agreement.

11.	No Default

11.1	Since (the date of the last similar certification), no Default or Event of Default specified in Article 7 of the Credit Agreement has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, the Borrowers propose to take the following action with respect to such Default or Event of Default: .

(Note, if no Default or Event of Default has occurred, insert “Not Applicable”.)

12.	Changes in GAAP

12.1	Since (the date of the Borrowers’ audited financial statements referred to in Section 3.4 of the Credit Agreement), no change in GAAP or in the application thereof has occurred.

12.2	If any change in GAAP or in the application thereof has occurred, Borrowers propose that such change will have the following effect on the financial statements accompanying this certificate: .

(Note, if no change has occurred, insert “Not Applicable”.)

13.	Attached here to as Appendix II is a list of all DDAs (other than store level DDAs which automatically sweep into another DDA which is a Blocked Account) opened by the Borrowers during the quarter ending .

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Certificate this             day of                     ,             .

By:
Financial Officer of Lead Borrower
Name:
Title:

Signature Page to Compliance Certificate

Appendix I to Compliance Certificate

Fixed Charge Coverage Ratio26 as of the month ending                             :

1.	Consolidated EBITDA for the twelve-month period then ended:

(a)	Consolidated Net Income for such period:

Plus

(b)	depreciation, amortization and all other non-cash charges deducted in the calculation of Consolidated Net Income for such period

Plus

(c)	provisions for income taxes that were deducted in the calculation of Consolidated Net Income for such period

Plus

(d)	Consolidated Interest Expense

Plus

(e)	extraordinary non-cash losses to the extent such losses have not been and will not become cash losses in a later fiscal period

(f)	Consolidated EBITDA: Sum of Lines 1(a) through 1(e)

[26]	Consolidated EBITDA and Capital Expenditures shall be calculated without regard to (i) those items attributable to any Person prior to the date it becomes a Domestic Subsidiary of the Lead Borrower or any of its other Domestic Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Domestic Subsidiaries and (ii) any Subsidiaries other than Domestic Subsidiaries Controlled by the Borrowers.

Minus the sum of the following:

2.	Capital Expenditures during such period:

3.	Taxes paid in cash during such period:

4.	Line 1(f) minus the sum of Lines 2 and 3:

5.	Debt Service Charges for such period:

6.	Fixed Charge Coverage Ratio (Line 4 divided by Line 5)

Covenant: In the event that Excess Availability is less than the greater of (x) $30,000,000 or (y) 10% of the Loan Cap, the Borrowers shall not thereafter permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0.

Fixed Charge Coverage Ratio required to be tested?	Yes	No
If required to be tested, are Borrowers in compliance?	Yes	No

Appendix II to Compliance Certificate

DDAs27

[27]	List DDAs (other than store level DDAs which automatically sweep into another DDA which is a Blocked Account) opened since last Compliance Certificate.